UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
Brinker International, Inc.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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2024	Notice of Annual Meeting and Proxy Statement

3000 Olympus Blvd.

Dallas, Texas 75019

(972) 980-9917

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Virtual Meeting Only—No Physical Meeting Location

To Be Held November 6, 2024 at 9:00 a.m. (CST)

September 27, 2024

Dear Shareholder:

We invite you to attend the annual meeting of shareholders (“Annual Meeting”) of Brinker International, Inc. (sometimes referred to here as “Brinker,” “we,” “us,” “our,” or the “Company”) to be held at 9:00 a.m. (CST) on Wednesday, November 6, 2024, via a live audio-only webcast at www.proxydocs.com/EAT. Only shareholders who held shares as of the record date, September 9, 2024, may attend and participate in the Annual Meeting, submit questions and vote at the virtual Annual Meeting. You will not be able to attend the 2024 Annual Meeting in person. See “Proxy Summary” and “FAQs About the Meeting and Voting” included in the accompanying proxy statement (the “Proxy Statement”) for additional information about the Annual Meeting and attendance process, including if you are a beneficial owner of shares registered in the name of a broker, bank, or other nominee.

At the Annual Meeting, shareholders will be asked to: (1) elect ten (10) directors named in the Proxy Statement for one-year terms until the next annual meeting of shareholders and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal; (2) vote on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal 2025 year; (3) cast an advisory vote to approve executive compensation; (4) vote to approve the Company’s 2024 Stock Option and Incentive Plan; and (5) conduct any other business properly brought before the meeting.

Your vote is important. Whether or not you plan to participate in the Annual Meeting virtually, please take time to review the Proxy Materials and vote. If you decide not to attend the Annual Meeting virtually, you may vote on these proposals by proxy prior to the Annual Meeting. To do so, please cast your vote online as instructed in the Notice of Internet Availability of Proxy Materials you received or by telephone after your review of the proxy materials at www.proxydocs.com/EAT or, upon your request, after receipt of hard copies of proxy materials. We ask that you cast your vote as promptly as possible. You may also request a paper copy of the proxy card to submit your vote if you prefer. We encourage you to vote online prior to the Annual Meeting. It is convenient and saves postage and processing costs. If you vote online, by mail, or by telephone prior to the Annual Meeting and later decide to attend the virtual Annual Meeting, you may participate in the Annual Meeting and vote.

This Notice, the Notice of Internet Availability of Proxy Materials, the Proxy Statement, and the Annual Report are first being made available to shareholders on or about September 27, 2024.

We look forward to this year’s meeting.

Very truly yours,

Kevin D. Hochman

Chief Executive Officer and President

of Brinker International, Inc. and

President of Chili’s Grill & Bar

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 6, 2024

Brinker’s Proxy Statement and 2024 Annual Report for the year ended June 26, 2024 are available at www.proxydocs.com/EAT

BRINKER INTERNATIONAL, INC.

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Fiscal 2024 Annual Report on Form 10-K. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Making People Feel Special	Brinker International • 2024 Notice & Proxy

PROXY SUMMARY

This summary highlights selected information that is provided in more detail throughout this Proxy Statement. This summary does not contain all the information you should consider before voting. Please read the entire Proxy Statement before casting your vote. You may view the Proxy Statement and Fiscal 2024 Annual Report at www.proxydocs.com/EAT.

ANNUAL MEETING INFORMATION

Wednesday, November 6, 2024 9:00 AM (CST)
The Annual Meeting will occur via a live audio-only webcast* There is no physical location for the 2024 Annual Meeting
Monday, September 9, 2024 Only shareholders as of the record date are entitled to vote

*

We have adopted a virtual format for our 2024 Annual Meeting. In order to attend the Annual Meeting, you must visit www.proxydocs.com/EAT and enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials. If you are a beneficial owner of shares registered in the name of a broker, bank, or other nominee, you may also need to provide the registered name on your account and the name of your broker or other nominee as part of the attendance process.

We encourage you to access the Annual Meeting before it begins. Online check-in will be available approximately 15 minutes before the Annual Meeting starts. Upon entry of your control number and other required information, you will receive further instructions allowing you to attend and participate at the Annual Meeting, submit questions, and vote at the virtual Annual Meeting.

SHAREHOLDER ACTIONS

Proposals:		Board Voting Recommendation	Votes Required	Page Reference

1	Election of Directors	FOR each nominee	Majority of Votes Cast	4-8

2	Ratification of Independent Registered Public Accounting Firm	FOR	Majority of Votes Cast	9

3	Advisory Vote to Approve Executive Compensation	FOR	Majority of Votes Cast	10

4	Approval of the Company’s 2024 Stock Option and Incentive Plan	FOR	Majority of Votes Cast	11-17

Making People Feel Special	Brinker International • 2024 Notice & Proxy	1

VOTING YOUR SHARES PRIOR TO THE ANNUAL MEETING

Your vote is important. Whether you plan to attend and participate in the virtual Annual Meeting or not, we encourage you to follow the instructions on the Notice of Internet Availability of Proxy Materials to vote prior to the Annual Meeting. You may vote:

Online

Visit www.proxypush.com/EAT, and enter your control number needed to access the site (you may find this number on your Notice of Internet Availability of Proxy Materials or proxy card (if you are a shareholder of record), or follow instructions on your voting instruction form or notice (if your shares are held in street name))

By Phone

Call the toll-free phone number (866-785-4032) and enter your control number needed to access the site (you may find this number on your Notice of Internet Availability of Proxy Materials or proxy card (if you are a shareholder of record), or follow instructions on your voting instruction form or notice (if your shares are held in street name))

By Mail Request, complete and mail a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials

If you submit your proxy by telephone or online, you do not need to return your proxy card by mail.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Committees of the Board of Directors

The Board of Directors has the following standing committees and current committee composition:

Board Members	Age	Director Since	Audit Committee	Talent & Compensation Committee	Governance & Nominating Committee

Joseph M. DePinto(1)	61	2010

Frances L. Allen	62	2020	M		M

Cynthia L. Davis	62	2019		M	C

Harriet Edelman	68	2008	M	C

William T. Giles(2)	65	2013	C	M

Kevin D. Hochman(3)	50	2022

Ramona T. Hood	52	2022	M	M

James C. Katzman(2)	57	2018	M		M

Frank D. Liberio(4)	61	2024

Prashant N. Ranade	71	2019		M	M

Meetings During Fiscal 2024			8	6	4

C — Committee Chair

M — Member

(1)	Chairman of the Board, and does not serve on any Board committees.

(2)	Has been designated as an Audit Committee Financial Expert.

(3)	As the only non-independent member of the Board, Mr. Hochman does not serve on any Board committees.

(4)	Mr. Liberio was appointed to the Board on July 1, 2024, and does not serve on any Board committees.

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Board of Directors Overview

Our Board is comprised of directors who have a variety of skills, experience and core competencies that we consider important for our director nominees. All directors have skills or experience related to senior leadership and strategy development. The table below shows areas relevant to our business where our directors have additional skills, education, experience, or prior leadership oversight:

Experience	Allen	Davis	DePinto	Edelman	Giles	Hochman	Hood	Katzman	Liberio	Ranade

Restaurant Industry	√	√	√		√	√			√

Retail Industry		√	√	√	√	√			√	√

Marketing	√	√	√			√	√			√

Finance	√		√	√	√	√	√	√		√

Hospitality or Customer Service	√	√	√	√		√	√		√	√

Operations Management	√	√	√	√		√	√		√	√

Accounting or Audit		√	√	√	√	√		√		√

Cybersecurity		√		√	√				√	√

Risk Management		√	√	√	√		√	√		√

Our Board also includes one military veteran, and is diverse in gender, race/ethnicity, age, and tenure, as reflected in the following illustrations:

RACE/ETHNICITY

1
1
8
White/
Caucasian
African American/
Black
Asian

Board Tenure

1
2
3
4
0 - 4 yrs.
5 - 9 yrs.
10 - 15 yrs.
16 - 20 yrs.

Military Veteran Status

1
9
Military Veteran
Non-Military

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PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR the election of all the nominees named below. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unavailable to serve. However, if any nominee becomes unable or unwilling to serve as a nominee at the time of the Annual Meeting, the individuals named as proxies may vote for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors may reduce the size of the Board of Directors, or leave a vacancy that the Board of Directors may fill at a later date. All nominees are currently serving as directors of the Company and all were last elected by the shareholders at the 2023 annual meeting of shareholders except for Frank Liberio who was appointed to the Board of Directors on July 1, 2024. Mr. Liberio was recommended to the Board by the Governance & Nominating Committee after a search conducted by a third-party firm and an interview process.

Information About Nominees

We are furnishing below certain biographical information about each of the ten nominees for director, including public company directorships held during the last five years. Also included is a description of the experience, qualifications, attributes and skills of each nominee that led to the Board’s and Governance & Nominating Committee’s conclusion that he or she should serve as a director, considering the Company’s current business and structure:

∎ Frances L. Allen

Ms. Allen served as Chief Executive Officer of Checkers Drive-In Restaurants, Inc., one of the largest chains of double drive-thru restaurants in the U.S., from February 2020 until her retirement in September 2024 to focus on her board work. Previously, Ms. Allen served as Chief Executive Officer of Boston Market Corp., a fast casual restaurant, from May 2018 to February 2020, and President of Jack in the Box, Inc., a quick-service restaurant chain, from October 2014 to February 2018. Ms. Allen previously served on the Board of Directors of Checkers Drive-In Restaurants, Inc. from 2020 to 2024 and MarineMax, Inc. from 2013 to 2015. She also serves as a member of the Advisory Board of No Kid Hungry.

Director since 2020 Age: 62 Board Committees: Audit and Governance & Nominating Other Public Company Boards: None	Director Qualifications

Ms. Allen brings a wealth of expertise derived from her leadership of various consumer brands, including most recently as chief executive officer or president of three different restaurant brands. She has more than 10 years of experience working closely with the boards of directors of publicly-traded companies. Her experience spanning over several retail segments, including 17 years in the restaurant industry, gives her valuable insight into consumer behavior, restaurant operations, corporate strategy, marketing and restaurant financial matters.

∎ Cynthia L. Davis

Ms. Davis is a former Nike executive where she served as Vice President of Nike, Inc., a global provider of athletic footwear and apparel, and President of Nike Golf from September 2008 to October 2014, after having served in various other positions with Nike since January 2005. Prior to that, Ms. Davis was Senior Vice President at Golf Channel, a division of Comcast Corporation, from January 2001 to December 2004, and was formerly President and Chief Executive Officer of Arnold Palmer Golf Management, LLC from March 1998 to December 2000. Ms. Davis serves on the Board of Directors of Deckers Outdoor Corporation and Kennametal, Inc., and is also a member of the Board of Trustees at Furman University. She previously served on the Board of Directors of Buffalo Wild Wings, Inc. from 2015 to 2018.

Director since 2019 Age: 62 Board Committees: Talent & Compensation and Governance & Nominating Other Public Company Boards: Deckers Outdoor Corporation and Kennemetal, Inc.	Director Qualifications

Ms. Davis brings extensive experience as a senior officer of multiple national and international companies, including service as the president of a division of a large, publicly traded retail company. She has a broad understanding of corporate strategy, sales, marketing, brand management and operations, and has served on boards of several publicly traded companies, including a casual dining chain restaurant company.

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∎ Joseph M. DePinto

Mr. DePinto is Chairman of the Board of Directors of the Company, serving in this position since November 2013. He is President and Chief Executive Officer of 7-Eleven, Inc., a large multi-unit retail company that is a private wholly owned subsidiary of 7 & i Holdings Co., Ltd., serving in this position since December 2005. Previously, Mr. DePinto served as President of GameStop Corporation from March 2005 to December 2005. Prior to GameStop, he was employed by 7-Eleven, Inc. from 2002 to 2005 in various roles. Mr. DePinto currently serves on the Board of Directors of 7-Eleven, Inc. and 7 & i Holdings Co., Ltd. He also serves on the Board of Directors of the Johnny Mac Soldiers Fund and is a council member of the Kellogg School of Management Global Advisory Board and the Dallas Stars Ownership Advisory Group. Mr. DePinto previously served on the Boards of OfficeMax, Inc., Geniant Corp., Jo-Ann Stores, Inc., DHC Acquisition Corp., the Business Executives for National Security, the National Association of Convenience Stores, the UT Southwestern Medical Foundation, the Japan America Society of DFW, and the Dallas Citizens Council. He also served as a council member of the George W. Bush Presidential Center’s Military Service Initiative. Mr. DePinto is a United States Army veteran and in December 2017, was appointed a Civilian Aide to the Secretary of the Army. Mr. DePinto holds a Bachelor of Science degree from The United States Military Academy at West Point and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Director since 2010 Age: 61 Board Committees: None Other Public Company Boards: 7 & i Holdings Co.	Director Qualifications

Mr. DePinto brings his skills and knowledge as chief executive officer of a large multi-unit retail company operating in domestic and international markets, as well as his experience serving on the boards of other large or public companies. He provides a significant broad-based understanding of leading a large public company, as well as a unique understanding of all aspects of retailing, including operations, marketing, finance and strategic planning.

∎ Harriet Edelman

Ms. Edelman is Vice Chairman of Emigrant Bank, a private financial institution, having served in this role since November 2010. Previously, Ms. Edelman served as Advisor to the Chairman of Emigrant Bank from June 2008 through October 2010. Prior to Emigrant Bank, Ms. Edelman served in numerous executive leadership positions over a 25-year career at Avon Products, Inc. until 2008. She served as Senior Vice President and Chief Information Officer from January 2000 through March 2008, as Senior Vice President, Global Supply Chain from May 1996 to January 2000, and previously in executive roles in sales, marketing, customer service, strategy, business transformation and as a member of the executive committee. Ms. Edelman serves as a management participant of the Board of Emigrant Bank. She serves on the Board of Directors of Assurant, Inc. Ms. Edelman formerly served as Chairman of the Board of Directors of Bed Bath & Beyond Inc. from 2020 to 2023, and on the Board of Directors of UCB Pharma from 2012 until 2017. She also served as Vice Chairman on the Board of Trustees of Bucknell University until she stepped down in June 2020.

Director since 2008 Age: 68 Board Committees: Audit and Talent & Compensation Other Public Company Boards: Assurant, Inc.	Director Qualifications

Ms. Edelman brings over 20 years of experience serving on large public company boards in the U.S. and Europe; working as a senior officer in a worldwide retail company in areas of marketing, sales, information technology, risk management, e-commerce, supply chain management and global business operations; and leading a banking enterprise with responsibility for finance, IT and loan servicing. Ms. Edelman has additional expertise in risk management, compliance, regulatory, government relations, and activist investor situations. Ms. Edelman has served on the Nominating and Governance, Technology, Compensation, Audit, and Executive Committees of the organizations she has served and held board Chair and committee leadership positions for Audit, Compensation, Nominating & Governance and Technology committees. Ms. Edelman is credentialed by NACD in board oversight of cybersecurity and by the Diligent Institute in AI Ethics and Governance.

Making People Feel Special	Brinker International • 2024 Notice & Proxy	5

∎ William T. Giles

Mr. Giles served as the Chief Financial Officer and Executive Vice President—Finance, Information Technology and Store Development, Customer Satisfaction for AutoZone, Inc., a specialty retailer and distributor of automotive replacement parts and accessories, from 2007 until his retirement in December 2020. He joined AutoZone in 2006 as Chief Financial Officer and Executive Vice President—Finance. From 1991 to May 2006, he held several positions with Linens ‘n Things, Inc., a retailer of home textiles, housewares and decorative home accessories, most recently as the Executive Vice President and Chief Financial Officer. Prior to 1991, he worked for Melville, Inc. and PricewaterhouseCoopers. Mr. Giles currently serves on the Board of Directors for Floor & Decor Holdings, Inc., Constellation Brands Inc. and Autism Speaks, and is a member of the Alfred University Board of Trustees.

Director since 2013 Age: 65 Board Committees: Audit and Talent & Compensation Other Public Company Boards: Floor & Decor Holdings, Inc. and Constellation Brands, Inc.	Director Qualifications

Mr. Giles brings more than 30 years of financial proficiency and business leadership in the retail products industry and skills as chief financial officer of a public company. He provides unique insights into the strategic, risk management, governance and financial issues facing public companies in a consumer-facing industry.

∎ Kevin D. Hochman

Mr. Hochman is Chief Executive Officer and President of the Company and President of Chili’s Grill & Bar, the flagship brand of the Company, having been appointed to this position in June 2022. Mr. Hochman most recently served as President and Chief Concept Officer of KFC, U.S., a division of Yum! Brands, Inc., an operator of quick-service restaurant brands, from March 2017 to May 2022, where he oversaw KFC’s overall brand strategy and business performance in the United States. He concurrently served as Interim President of Pizza Hut U.S., a fast-food restaurant chain, from December 2019 to January 2022, where he was responsible for driving profitable same-store sales, franchise operations, and overall performance for the U.S. business. He also served as Chief Marketing Officer for KFC U.S. from January 2014 to February 2017. Prior to joining Yum! Brands, Mr. Hochman spent 18 years at Procter & Gamble and held various senior leadership roles during his tenure.

Director since 2022 Age: 50 Board Committees: None Other Public Company Boards: None	Director Qualifications

Mr. Hochman brings extensive experience of leading and growing brands in both the retail and restaurant sector, including most recently as president of two large U.S. restaurant chains. He provides unique strategic vision, innovative thinking, marketing expertise, and a broad understanding of restaurant operations and consumer behavior.

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∎ Ramona T. Hood

Ms. Hood is the former President and CEO of FedEx Custom Critical®, a leading North American transportation provider that offers a range of transportation capabilities, having served in this role from January 2020 through July 2024. Previously, Ms. Hood served as Vice President, Operations, Strategy & Planning, for FedEx Custom Critical from June 2018 to December 2019, and as Vice President, Transportation Management, for FedEx Supply Chain from August 2016 to May 2018. She joined FedEx in 1991 and served in leadership roles for numerous FedEx operating companies, including FedEx Custom Critical, FedEx Supply Chain and FedEx Truckload Brokerage. Ms. Hood serves as a Class C Director for the Cleveland Federal Reserve Bank and on the Board of Directors for Summa Health Systems. She formerly served on the Board for Welty Building Company.

Director since 2022 Age: 52 Board Committees: Audit and Talent & Compensation Other Public Company Boards: None	Director Qualifications

Ms. Hood brings experience as a chief executive officer of a division of a large, publicly-traded company. She has significant experience in areas of operations, safety, supply chain sourcing, sales, marketing, innovation, strategy and global business.

∎ James C. Katzman

Mr. Katzman is Senior Vice President, Corporate Development, for GE Aerospace, a world-leading provider of jet and turboprop engines, as well as integrated systems for commercial, military, business, and general aviation aircraft, having served in this position since October 2021. Mr. Katzman is a retired Partner of Goldman Sachs, having served in that role from December 2004 to March 2015. Prior to being appointed Partner, he served as a Managing Director from December 2000 to November 2004. Mr. Katzman currently sits on the Board of Directors of the Hershey Trust Company, Milton Hershey School, and Boys & Girls Clubs of The Valley (AZ). He also serves on the Advisory Board of the Program for Financial Studies at Columbia Business School. Mr. Katzman formerly served as a director of The Hershey Company from 2018 to 2024 and the President’s Leadership Council of Dartmouth College from 2010 to 2023.

Director since 2018 Age: 57 Board Committees: Audit and Governance & Nominating Other Public Company Boards: None	Director Qualifications

Mr. Katzman brings extensive experience in the multinational investment banking industry and corporate development. He also provides valuable knowledge of complex corporate financial matters, merger transactions, and risk management oversight, as well as experience in public company board service.

∎ Frank D. Liberio

Mr. Liberio served as Executive Vice President and Global Chief Information Officer for Restaurant Brands International, a multinational quick-service restaurant holding company, from November 2019 to March 2023. Mr. Liberio formerly served as Senior Vice President and Global Chief Information Officer and in various other leadership roles at McDonald’s Corporation, a multinational quick-service restaurant chain, from 2001 to 2017. Mr. Liberio served as Co-Chair on the Merchant Advisory Group Executive Tech Advisory Board from July 2019 to February 2023.

Director since 2024 Age: 61 Board Committees: None Other Public Company Boards: None	Director Qualifications

Mr. Liberio brings extensive experience in the restaurant industry. He also provides valuable knowledge of global business information technology, including, digital transformation development and deployment.

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∎ Prashant N. Ranade

Mr. Ranade is the Co-Founder of IndusSME LLC, a technology and financial services provider, serving in this role since June 2020. Mr. Ranade formerly served as a mentor for leaders at Atos Syntel (formerly Syntel, Inc.), a multinational provider of integrated technology and business services, from October 2018 to May 2020, the Co-Chairman of the Board for Syntel, Inc. from November 2016 to October 2018, after serving as Executive Vice Chairman from April 2014 to November 2016, and as Chief Executive Officer and President from February 2010 to April 2014. Prior to working with Syntel, Mr. Ranade held several senior leadership roles with Siemens Logistics and Assembly Systems, Inc., Siemens Medical Solutions, Rockwell Automation, and Dematic Corp. Mr. Ranade is a member of the National Association of Corporate Directors and served as an adjunct professor at Grand Valley State University.

Director since 2019 Age: 71 Board Committees: Talent & Compensation and Governance & Nominating Other Public Company Boards: None	Director Qualifications

Mr. Ranade brings senior management and chief executive officer experience in the automation/manufacturing, technology, healthcare and supply chain/logistics domains of global businesses. His experience enables him to provide strength in strategy, leadership development, technology, sales and marketing, risk management and operations management.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

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PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed KPMG LLP as our independent registered public accounting firm for fiscal 2025. Although we are not required to submit this matter to you, the Board of Directors believes that it is good corporate governance to do so. This proposal asks you to ratify this selection. If the appointment of KPMG LLP is not ratified, the Audit Committee will reconsider the appointment. Representatives of KPMG are expected to participate in the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders. KPMG has served as the Company’s independent registered public accounting firm since 1984.

Audit Fees

The following table sets forth the aggregate fees billed, or estimated to be billed, to us for the fiscal years ended June 26, 2024 and June 28, 2023, by our independent registered public accounting firm, KPMG LLP:

Fiscal Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)
2024	$980,000	$100,000	$145,000	$—
2023	$875,000	$490,000	$75,000	$—

(1)

For fiscal 2024, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, and the audit of internal control over financial reporting.

For fiscal 2023, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, and the audit of internal control over financial reporting.

(2)	For fiscal 2024, audit-related fees were for review of our on-going enterprise system implementation ($90,000) and the issuance of a consent for franchise disclosure documents ($10,000).

For fiscal 2023, audit-related fees were for review of our on-going enterprise system implementation ($255,000), the issuance of a comfort letter and a consent related to our senior notes offering ($228,000), and the issuance of a consent for franchise disclosure documents ($7,000).

(3)	For fiscal 2024, all tax fees were for review of income tax returns and consultations regarding federal, state, local and international tax matters.

For fiscal 2023, all tax fees were for review of income tax returns and consultations regarding federal, state, local and international tax matters.

(4)	For fiscal 2024, there were no other fees.

For fiscal 2023, there were no other fees.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to do the following:

•	to engage and terminate our independent registered public accounting firm;
•	to pre-approve their audit services and permitted non-audit services;
•	to approve all audit and non-audit fees; and
•	to set guidelines for permitted non-audit services and fees.

All the fees for fiscal 2024 and 2023 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee. For fiscal year 2024, the Audit Committee set a pre-approved maximum total fee expenditure for unscheduled, on-going audit and tax services with KPMG LLP of $100,000. In addition, if the fee for a particular item exceeded $40,000, Audit Committee pre-approval was required.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2025.

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PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking you to cast an advisory, non-binding vote to approve the compensation awarded or paid to our named executive officers as described in the Executive Compensation section of this Proxy Statement.

As described in detail in the Compensation Discussion and Analysis section, the Talent & Compensation Committee oversees our compensation program and the compensation awarded to our executive officers; adopts changes to the program; and awards compensation as appropriate to reflect the Company’s circumstances and to promote the main objectives of the program. These objectives include:

•	attracting and retaining top-level, talented leaders in a highly competitive environment;
•	motivating our leaders to create long-term value for our shareholders; and
•	aligning pay to performance.

We are asking you to indicate your support for our named executive officer compensation as described in this Proxy Statement. We believe that the information we have provided in this Proxy Statement demonstrates that our compensation program is designed appropriately and works to ensure that the interests of our executive officers, including our named executive officers, are aligned with your interest in long-term value creation.

Accordingly, we ask you to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of the Company approve the compensation awarded to the Company’s named executive officers as disclosed, pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, in the Compensation Discussion and Analysis section, the accompanying compensation tables, and related narrative in this Proxy Statement for the Company’s 2024 Annual Meeting.

This advisory resolution is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Talent & Compensation Committee will review the voting results and consider your concerns in their continued evaluation of the Company’s compensation program. Because this vote is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer; it will not be binding on or overrule any decisions made by the Board of Directors or Talent & Compensation Committee; and it will not restrict or limit the ability of the shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Board of Directors has adopted a policy of providing for annual advisory votes to approve executive compensation. Unless the Board of Directors modifies its policy, the next such advisory vote following the Company’s 2024 Annual Meeting will occur at the Company’s 2025 annual meeting of shareholders (the “2025 Annual Meeting”).

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

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PROPOSAL 4

APPROVAL OF 2024 STOCK OPTION AND INCENTIVE PLAN

At the Company’s 2024 Annual Meeting, you are being asked to approve the Brinker International, Inc. 2024 Stock Option and Incentive Plan (the “2024 Plan”) for employees. Our Board approved the 2024 Plan on September 20, 2024, subject to stockholder approval. If approved, the 2024 Plan will replace our current stockholder-approved Stock Option and Incentive Plan (as amended, the “Current Plan”), and no further awards will be granted under the Current Plan. For clarification, the Company maintains a separate plan for non-employee directors and consultants, the 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants (the “1999 Plan”), and that plan will continue in effect. If stockholder approval is not obtained, the 2024 Plan will not be effective, and the Current Plan will continue in effect in accordance with its terms.

Purpose of the 2024 Plan

The purpose of the 2024 Plan is to strengthen our ability to attract and retain key team members, motivate participants to achieve our long-range goals, provide incentive compensation opportunities that are competitive with those of other similar companies, and further align participants’ interests with those of our other shareholders through compensation that is based on Common Stock, thereby providing an incentive to team members who will be responsible for the Company’s future growth and continued success to promote our long-term financial interest, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

Reasons for the Proposal

The Board of Directors unanimously recommends that the Company’s shareholders approve the 2024 Plan. The primary goals of the 2024 Plan are to provide us with a sufficient reserve of Common Stock to offer appropriate equity-based incentives to eligible employees. Our ability to grant an appropriate number of equity-based awards continues to be crucial in allowing us to effectively compete for key employee talent. It is in the best interest of the Company and our shareholders to strengthen the Company’s ability to attract, motivate and retain eligible persons through equity-based compensation, which incentivizes those persons to improve the Company’s operations and increase profits, thereby strengthening the mutuality of interest between those persons and our shareholders. Therefore, our equity-based compensation program is a key component of our strategy to attract and retain key individuals, and the share requirements of our equity-based compensation program have grown with us. Each year, the Talent & Compensation Committee (as used in this Proposal 4, the “Committee”) and our management team review our overall compensation strategy and determine allocations of cash and equity-based compensation in light of our pay-for-performance philosophy. We continue to believe that equity-based compensation is critical in motivating key employees and that it effectively aligns employee compensation with shareholder interests.

If the 2024 Plan is not approved, the number of shares of Common Stock currently available for issuance under the Current Plan may not be sufficient to cover projected awards for an additional year and, as a result, we may not be able to provide the equity-based awards with compensation packages that are necessary to attract, retain and/or motivate key employees. If we are unable to grant equity-based compensation in the future, we may need to consider other compensation alternatives, such as increasing cash compensation.

When approving the 2024 Plan, the Board considered, among other things, the following:

•	the continued importance of recruiting, motivating and retaining key employees;
•	potential dilution to the Company’s current stockholders as measured by burn rate and overhang (as described in Key Data below); and
•	the guidelines published by stockholder advisory firms such as Glass Lewis and Institutional Shareholder Services (“ISS”).

Key Data

The Committee is committed to effectively managing the number of shares of Common Stock reserved for issuance under the 2024 Plan while minimizing shareholder dilution. Dilution is commonly measured by “overhang,” which generally refers to the total number of awards outstanding but not exercised or settled plus the total number of shares available for grant, divided by the sum of the total number of shares of Common Stock outstanding. If the 2024 Plan were to become effective on such date, overhang as of September 9, 2024 would increase from 4.70% to 12.55%. The Committee has considered this potential dilution level in the context of competitive data from its peer group and believes that the resulting dilution levels would be within normal competitive ranges.

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When approving the 2024 Plan, the Board considered the burn rate with respect to the equity-based awards granted by the Company. The burn rate is equal to the total number of shares subject to time-based equity awards we granted, and the performance-based equity awards earned, in a fiscal year divided by the weighted average of Common Stock outstanding at the end of the fiscal year. We endeavor to achieve a burn rate that approximates the average rate for our peer group companies and to achieve burn rates within the limits published by independent shareholder advisory groups, such as ISS. Our three-year average burn rate as of the last day of fiscal year 2024 was approximately 1.25%. The Committee believes that this burn rate has been within the range of its peer companies, is reasonable from a competitive standpoint, and falls within the guidelines published by ISS. We have calculated our burn rate under the Current Plan for the past three years, as set forth in the following table:

Year	Weighted Common Shares Outstanding at FYE	Stock Options Granted	Restricted Stock Units Granted	Performance- Based Restricted Stock Units Granted (at Target)	Performance- Based Restricted Stock Units Earned	Annualized Burn Rate
2024	44,400,000	—	531,967	136,010	55,083	1.32%
2023	44,100,000	—	548,707	216,678	58,717	1.38%
2022	44,800,000	—	317,306	140,619	153,388	1.05%
			3-Year Average Burn Rate			1.25%

When considering the number of shares of Common Stock to authorize for issuance under the 2024 Plan, the Committee also reviewed, among other things, projected future share usage and projected future forfeitures. The projected future usage of shares for long-term incentive awards under the 2024 Plan was reviewed under scenarios based on a variety of assumptions. Depending on assumptions, the 3,515,000 new shares to be authorized for issuance under the 2024 Plan, in combination with shares added to the 2024 Plan from anticipated forfeitures of awards previously granted under the Current Plan, is expected to satisfy, assuming no significant acquisitions of other companies, our equity-based compensation needs for 6 years of similar levels of awards.

The following table sets forth certain information about the 2024 Plan, the Current Plan, and the 1999 Plan:

Number of shares requested to be authorized under the 2024 Plan	3,515,000
Number of shares available for awards under the Current Plan as of August 31, 2024(1)	950,077
Number of shares available for awards under the 1999 Plan as of August 31, 2024	304,520
Total number of shares of Common Stock outstanding as of August 31, 2024	45,169,000
Number of shares subject to outstanding stock options as of August 31, 2024(2)	211,050
Weighted average remaining term of outstanding stock options as of August 31, 2024 in years	2.0
Weighted average exercise price of outstanding options as of August 31, 2024	$35.91
Number of shares underlying outstanding performance-based RSUs as of August 31, 2024(3)	424,021
Number of shares underlying outstanding time-based RSUs as of August 31, 2024(4)	1,163,186

(1)

No further awards will be granted under the Current Plan upon stockholder approval of the 2024 Plan. In addition, no awards have been or will be granted under the Current Plan between August 31, 2024 and the date of the 2024 Annual Meeting.

(2)	All such stock options were granted under the Current Plan and are fully vested.

(3)	Assuming target performance. All such performance-based RSUs were granted under the Current Plan.

(4)	Of this total, 981,606 RSUs were granted under the Current Plan and 181,580 RSUs were granted under the 1999 Plan.

The closing price of a share of Brinker common stock on September 16, 2024, was $72.26.

Corporate Governance Best Practices

We have incorporated a number of provisions in the 2024 Plan that reflect corporate governance best practices, including the following:

•

No Repricing of Options or SARs and No Reload Options: The 2024 Plan prohibits, other than in connection with a change in the Company’s capitalization, amending the terms of outstanding awards to (a) reduce the exercise price of outstanding stock options and SARs or take any other action that is treated as a re-pricing under generally accepted accounting principles, or (b) at any time when the exercise price of an option or SAR is above the market value of a share of the Company’s Common Stock, cancel, exchange, buyout or surrender outstanding stock options in exchange for cash, other awards or stock options or SARs with an exercise price that is less than the exercise price of the original stock options, without stockholder approval. Reload options are also expressly prohibited under the 2024 Plan.

•

No Liberal Share Recycling: Shares withheld or delivered to the Company to satisfy a tax withholding obligation on any award, shares delivered to the Company or withheld to satisfy the exercise price on a stock option or SAR, shares subject to an SAR that are not issued in connection with the stock settlement of the SAR, and shares repurchased on the open market with the proceeds from the exercise of a stock option will not again be made available for issuance under the 2024 Plan.

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•

No Dividends or Dividend Equivalents Paid on Unvested Awards: Any dividends and dividend equivalents accrued on awards granted under the 2024 Plan will be subject to the same underlying vesting conditions as the award to which they relate. No dividends or dividend equivalents may accrue on stock options or SARs granted under the 2024 Plan.

•	Clawback Provision: Awards under the 2024 Plan are subject to the Company’s Compensation Recoupment (Clawback) Policy, as well as any other clawback policy the Company may adopt in the future.
•

Term and Exercise Price of Stock Options and SARs: Stock options and SARs granted under the 2024 Plan are subject to a maximum term of 10 years, and may not be issued with an exercise price below the fair market value of a share of the Company’s common stock on the date of grant.

•

Minimum Vesting Provision. Subject to limited exceptions, the 2024 Plan generally requires that 95% or more of the shares subject to equity-based awards granted under the 2024 Plan have a one-year minimum vesting period.

•	No Evergreen: There is no automatic share reload or “evergreen” provision in the 2024 Plan.
•	No Tax Gross-Ups: The 2024 Plan does not provide for any tax gross-ups.

Summary of the 2024 Plan

We have provided below a summary of the material terms of the 2024 Plan, but please note that the summary is qualified in its entirety by reference to the complete text of the 2024 Plan, which is set forth in Appendix A hereto.

Administration

The 2024 Plan will be administered by the Committee, except that the Committee may, subject to applicable law, delegate authority to one or more of its members or any person or persons selected by it.

The Committee will have the authority to, among other things:

•	interpret the 2024 Plan;
•	establish, amend, and rescind any rules and regulations relating to the 2024 Plan;
•	determine the terms and provisions of any agreements made pursuant to the 2024 Plan;
•	select which eligible employees will receive awards;
•	determine the time or times of receipt;
•	determine the types of awards and the number of shares covered by the awards;
•	establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards;
•	subject to restrictions provided by the 2024 Plan or applicable law, cancel or suspend awards; and
•	make all other determinations that may be necessary or advisable for the administration of the 2024 Plan.

Any interpretation of the 2024 Plan by the Committee and any decision made by it under the 2024 Plan is final and binding.

Shares Subject to the 2024 Plan

Subject to adjustment for certain changes in the Company’s capitalization, the maximum number of shares of Common Stock that may be issued under the 2024 Plan will be the sum of (i) 3,515,000 shares and (ii) shares of Common Stock that are subject to awards granted under the Current Plan which are forfeited, expire or are canceled without delivery of shares of Common Stock or which otherwise result in the forfeiture of shares of Common Stock back to the Company. The maximum number of shares of Common Stock that may be issued pursuant to the exercise of ISOs (as defined below) granted under the 2024 Plan will be 3,515,000 shares.

Any shares granted under the 2024 Plan that are forfeited because of the failure to meet an award contingency or condition will again be available for issuance pursuant to new awards granted under the 2024 Plan. To the extent any shares covered by an award are not delivered to a participant or beneficiary because the award is forfeited or canceled, or the shares are not delivered because the award is settled in cash, such shares will not be deemed to have been issued for purposes of determining the maximum number of shares available under the 2024 Plan. However, the following shares of Common Stock will not be available for issuance under the 2024 Plan: (i) shares tendered by participants as full or partial payment to the Company upon exercise of stock options granted under the 2024 Plan or the Current Plan; (ii) shares reserved for issuance for each SAR granted under the 2024 Plan (or stock appreciation right granted under the Current Plan), to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of each such SAR (or stock appreciation right granted under the Current Plan); (iii) shares withheld by, or otherwise remitted to, the Company to satisfy a participant’s tax withholding obligations upon the lapse of restrictions on a stock award or the exercise of any options or SARs granted under the 2024 Plan (or upon the lapse of restrictions on a stock award or the exercise of any options or stock appreciation rights granted under the Current Plan) or upon any other payment or issuance of shares under the 2024 Plan (or the Current Plan); and (iv) shares repurchased on the open market with the proceeds of the exercise of an option granted under the 2024 Plan or the Current Plan.

Shares delivered under the 2024 Plan in settlement, assumption or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity will not reduce the maximum number of shares available for issuance under the 2024 Plan, to the extent that such settlement, assumption or substitution is as a result of the Company or an affiliate acquiring such other entity (or an interest in such entity). Additionally, in the event that a company acquired by the Company or an affiliate, or with which the Company or an affiliate combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such

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acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted to reflect such acquisition or combination) may be used for awards under the 2024 Plan and shall not reduce the shares of Common Stock authorized for issuance under the 2024 Plan; provided that, awards using such available shares (i) will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, (ii) will only be made to individuals who were not employees or service providers of the Company or any affiliate at the time of such acquisition or combination, and (iii) will comply with the requirements of any securities exchange or similar entity on which the Common Stock is traded, listed or quoted.

Either authorized but unissued shares or treasury shares of Common Stock may be issued in connection with grants and awards under the 2024 Plan.

Awards

The 2024 Plan allows the grant of stock options, stock appreciation rights (“SARs”), and other stock awards, including, but not limited to, restricted shares, performance shares and RSUs, to eligible participants.

Eligibility

Awards may be granted under the 2024 Plan to any employees of the Company or certain “parent companies” or “subsidiary corporations” of the Company. As of September 16, 2024, there were approximately 650 employees eligible to participate in the 2024 Plan.

Stock Options

The 2024 Plan permits the grant of stock options, which entitle the participant to receive, upon exercise, shares of Common Stock upon payment of the exercise price established by the Committee. Options may be subject to conditions, restrictions and contingencies established by the Committee, which may include continuous service requirements and/or the achievement of performance measures.

The exercise price of an option will be payable in cash, by withholding shares of Common Stock otherwise deliverable upon exercise, or by tendering shares of Common Stock, or in any combination thereof, as determined by the Committee. Options will be exercisable in accordance with methods, terms and conditions established by the Committee. Additionally, the Committee may permit a Participant to elect to pay the exercise price by authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the option and remit to the Company a sufficient portion of the sale proceeds to pay the exercise price.

The 2024 Plan provides that no option may be granted with a time period for exercise greater than 10 years from the date of grant. Options granted under the 2024 Plan may not accrue or receive dividends or dividend equivalents until the participant has become the holder of record of the shares of Common Stock subject to the options.

Both options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) (“ISOs”) and non-qualified stock options that are not intended to qualify as ISOs may be granted under the 2024 Plan. The 2024 Plan requires that the exercise price of an option will not be less than 100% of the fair market value of the Common Stock on the date of the grant of the option. No ISO may be granted under the 2024 Plan to anyone who owns more than 10% of the outstanding Common Stock unless the exercise price is at least 110% of the fair market value of the Common Stock on the date of grant and the option is not exercisable more than five years after it is granted. No participant may be granted ISOs that first become exercisable during a calendar year for the purchase of stock with an aggregate fair market value (determined as of the date of grant of each option) in excess of $100,000.

Stock Appreciation Rights

The 2024 Plan permits the grant of stock appreciation rights (“SARs”) which entitle the recipient to receive, in cash or Common Stock, value equal to all or a portion of the excess of the fair market value of a specified number of shares of Common Stock at the time of exercise over an exercise price established by the Committee. SARs may be subject to conditions, restrictions and contingencies established by the Committee, which may include continuous service requirements and/or the achievement of performance measures.

The 2024 Plan provides that no SAR shall be granted with a time period for exercise greater than 10 years from the date of grant. SARs granted under the 2024 Plan may not accrue or receive dividends or dividend equivalents until the participant has become the holder of record of the shares of Common Stock subject to the SARs.

Stock Awards

The 2024 Plan permits the grant of stock awards, which are grants of shares of Common Stock or of a right to receive shares of Common Stock (or their cash equivalent or a combination of both) in the future and include restricted stock, RSUs and performance shares. Stock awards may be subject to any conditions, restrictions and contingencies established by the Committee, which may include continuous service requirements and/or the achievement of performance measures.

A Stock Award may provide the Participant with the right to accrue dividends or dividend equivalent payments with respect to Common Stock that underlies the award, which will be credited to an account for the participant, and may be settled in cash or Common Stock as determined by the Committee. Any such settlements will be subject to the same conditions, restrictions and contingencies as the award in respect of which the dividends or dividend equivalents accrue and shall only be settled as and when the related award is settled, and any such crediting

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of dividends or dividend equivalents or reinvestment in shares of Common Stock, may be subject to such other conditions, restrictions and contingencies as the Committee may establish, including the reinvestment of such credited amounts in Common Stock equivalents.

Minimum Vesting Requirement.

Awards granted under the 2024 Plan will be subject to a minimum vesting period of one year from the date of grant. Notwithstanding the foregoing, (i) such minimum vesting provision will not apply to the accelerated vesting of an award in the event of a participant’s death, disability, involuntary termination, retirement or the occurrence of a change in control of the Company, and (ii) the Committee may grant awards covering 5% or fewer of the total number of shares of Common Stock authorized for issuance under the 2024 Plan without regard to the above-described minimum vesting requirements.

Effectiveness and Term; Amendments and Termination

The 2024 Plan will become effective upon approval by the Company’s shareholders at the Annual Meeting, will be unlimited in duration and, in the event of termination of the 2024 Plan, shall remain in effect as long as any awards under it are outstanding. However, no ISOs may be granted under the 2024 Plan following September 20, 2034.

The 2024 Plan may be amended, altered or terminated by the Committee at any time, except that the Committee does not have the power or authority to materially and adversely affect the rights of any participant or beneficiary of any awards previously granted under the 2024 Plan without such participant’s or beneficiary’s written consent. In addition, no amendment to the 2024 Plan may be made without approval of the Company’s shareholders that would:

•	materially increase the number of shares available under the 2024 Plan (except in connection with certain changes in capitalization as described below);
•	change the types of awards available under the 2024 Plan;
•	materially expand the class of persons eligible to receive awards under or otherwise participate in the 2024 Plan,
•	materially change the method of determining the exercise price of the options under the 2024 Plan;
•

reduce the exercise price of a stock option or SAR or take any other action that is treated as a repricing under generally accepted accounting principles or permit or permit a cash buyout of an underwater stock option or SAR or permit the grant of an option or SAR for, or in connection with, the cancellations or surrender of an option, SAR granted under the 2024 Plan having a higher option or exercise price, or

•	otherwise amend the 2024 Plan in any way that would require stockholder approval by law or under the New York Stock Exchange listing requirements.

Acceleration of Exercisability and Vesting

Full or partial acceleration of vesting may occur in the event of death, disability or involuntary termination. The Committee may accelerate vesting, in whole or in part, under such circumstances as the Committee deems appropriate. Unless the particular award agreement provides otherwise, the awards will not become immediately exercisable and vested in full upon the occurrence of a Change in Control (as defined in the 2024 Plan, unless otherwise provided and in the applicable award agreements) unless the awards are not assumed or replaced with comparable awards by the acquiring entity or cease to remain outstanding immediately following the Change in Control.

Change in Capitalization

In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may make appropriate adjustments to preserve the benefits or potential benefits of awards under the Plan. Action by the Committee may include adjustment of: (i) the number and kind of shares which may be delivered under the 2024 Plan; (ii) the number and kind of shares subject to outstanding awards; and (iii) the exercise price of outstanding options and SARs as well as any other adjustments that the Committee determines to be equitable.

Transferability Restrictions

Except as otherwise permitted by the Committee, participants generally may not sell, transfer, pledge, assign or otherwise alienate or hypothecate awards granted under the 2024 Plan other than by will or the laws of descent and distribution, and each option and SAR is generally exercisable only by a participant during his or her lifetime, and thereafter by the legal representative of the participant’s estate or the individual to whom such award was transferred by the participant’s will or the laws of descent and distribution.

Recoupment

Awards granted under the 2024 Plan are subject to recoupment pursuant to the Company’s Compensation Recoupment (Clawback) Policy and any other applicable clawback or recoupment policy that the Company adopt, and participants are required to promptly make any reimbursement requested by the Board or Committee pursuant to such policy with respect to any award.

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U.S. Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax treatment applicable to us and the participants who receive awards under the 2024 Plan based on the federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on their specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Section 409A of the Code), or other tax laws other than U.S. federal income tax law. Because individual circumstances may vary, we recommend that all participants consult their own tax advisor concerning the tax implications of awards granted under the 2024 Plan.

Tax Status of Stock Options

In general, no taxable income will be recognized by the recipient, and no deduction will be allowed to us, upon the grant of an option.

Incentive Stock Options. All stock options that qualify under the rules of Section 422 of the Code will be entitled to favorable tax treatment described below, provided that the recipient does not dispose of the acquired stock (i) within two years after the option is granted, or (ii) within one year after exercise (a “disqualifying disposition”). In addition, the individual must have been an employee of the Company for the entire time from the date of grant of the ISO until three months (one year if the team member is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the recipient. If all such requirements are met, no tax will be imposed upon exercise of the option, and any gain upon sale of the stock will be entitled to capital gain treatment. The participant’s gain on exercise (the excess of fair market value of the Common Stock at the time of exercise over the exercise price) of an ISO is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

If a participant does not meet the two-year and one-year holding requirements, the disposition will be a disqualifying disposition and the participant will recognize ordinary income at the time of exercise and the company will receive a corresponding deduction at the time of sale equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date of exercise over the option exercise price and (ii) the excess of the amount received upon such disposition of the Common Stock over the option exercise price. Any remaining gain or loss on sale will be short-term or a long-term capital gain or loss, depending on the holding period of the stock.

A participant’s option award agreement may permit payment for stock upon the exercise of an ISO to be made with other shares of Common Stock. In such a case, in general, if the participant uses stock acquired pursuant to the exercise of an ISO to acquire other stock in connection with the exercise of an ISO, it may result in ordinary income if the stock so used has not met the minimum statutory holding period necessary for favorable tax treatment as an ISO.

Non-Qualified Stock Options. Upon exercise of a non-qualified stock option, a participant will recognize ordinary income (and we will be entitled to a corresponding tax deduction) in an amount equal to the excess of the fair market value of the shares on the exercise date over the exercise price. Any additional gain or loss after exercise realized by a participant on subsequent disposition of such shares generally is a capital gain or loss and does not result in a tax deduction to us.

Tax Status of SARs

No taxable income will be recognized by the recipient, and no deduction will be allowed to us, upon the grant of SARs. Upon exercise of the SAR, a participant will recognize ordinary income (and we will be entitled to a corresponding tax deduction) in an amount equal to the excess of the fair market value of the shares on the exercise date over the exercise price.

Tax Status of Stock Awards

If awards are made in the form of restricted shares or RSUs, no income generally will be recognized by the participant upon grant of such award. When restricted shares vest and when RSUs settle, the participant will recognize ordinary income equal to the then fair market value of the shares or RSUs. With regard to awards of restricted stock, a participant may elect to make a “Section 83(b) election” under the Code, in which case the participant will recognize income on the fair market value of the restricted stock at the time the shares are granted. A Section 83(b) election must be made within 30 days after the restricted stock is granted. If a participant makes a Section 83(b) election with respect to shares that are subsequently forfeited, he or she will not be entitled to deduct any amount previously included in taxable income by reason of such election. If a Section 83(b) election has not been made, any dividends accrued with respect to shares of Common Stock subject to restrictions will be treated as additional compensation income and not as dividend income. We generally will be entitled to a federal income tax deduction at the time the team member recognizes income on the restricted stock or RSUs.

Withholding Taxes

Whenever the Company distributes Common Stock in settlement of awards granted under the 2024 Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to such distribution or payment, and, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever an award under the 2024 Plan is settled through payments to be made in cash, such payments may be net of an amount sufficient to satisfy any federal, state and local tax withholding requirements.

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Section 409A

Certain types of awards under the 2024 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code (“Section 409A”). Unless certain requirements set forth in Section 409A are complied with, holders of such awards could be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). The 2024 Plan and any awards granted under it are intended to be exempt from the requirements of Section 409A or to be structured to not cause a team member to be subject to taxes and interest under Section 409A. However, the Company will have no liability to a participant, or any other party, if an award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant.

Code Section 162(m)

Section 162(m) of the Code limits a publicly traded company’s federal income tax deduction for compensation in excess of $1 million paid to its “covered employees.” For the purposes of Section 162(m), covered employees includes any individual who served as Chief Executive Officer, Chief Financial Officer or one of the next three highest-paid executive officers after 2017. We expect that we will be unable to deduct all compensation in excess of $1 million paid to our covered employees, including awards granted under the 2024 Plan.

Code Section 280G

In connection with a change in control of the Company, and depending upon the terms and conditions of awards granted under the 2024 Plan and upon the individual circumstances of the participants, certain amounts with respect to awards granted under the 2024 Plan may constitute “excess parachute payments” under the “golden parachute” provisions of Section 280G of the Code. Under these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment.

New Plan Benefits

The benefits or amounts that will be awarded or paid in the future under the 2024 Plan are not currently determinable, as such awards are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them.

Equity Compensation Plan Information

The following table summarizes, as of June 26, 2024, the options, performance shares, and RSUs outstanding and shares available for issuance to our officers and team members under the Current Plan and to our directors under the 1999 Plan, without giving any effect to the proposed 2024 Plan:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)

Equity compensation plans approved by security holders	1,847,491	(2)	38.03	1,500,381	(3)

Equity compensation plans not approved by security holders	—		—	—

Total	1,847,491		—	1,500,381	(3)

(1)	The amounts shown in this column relate only to options exercisable for common shares.
(2)	The amount shown includes 1,604,682 shares issuable in respect of RSUs and performance shares (assuming target achievement of applicable performance metrics).
(3)

The amount shown (i) excludes the number of securities to be issued upon exercise of outstanding options, warrants and rights reported in the first column of this table, and (ii) is comprised of 1,189,494 shares available for issuance under the Current Plan and 310,887 shares available for issuance under the 1999 Plan.

Recommendation

The Board of Directors believes that approval of the 2024 Plan is in the best interest of the Company and that the plan will strengthen our ability to attract and retain key employees and furnish additional incentives to such persons by encouraging them to become owners of the Common Stock of the Company.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2024 STOCK OPTION AND INCENTIVE PLAN.

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INFORMATION ABOUT THE BOARD OF DIRECTORS AND

GOVERNANCE OF THE COMPANY

The business and affairs of the Company are managed under the direction of the Board of Directors. Generally, it is management’s responsibility to formalize, propose and implement strategic choices and the Board’s role to approve strategic direction and evaluate strategic results, including both the performance of the Company and the performance of the Chief Executive Officer.

Qualifications to Serve as Director

Each candidate for director must possess at least the following specific minimum qualifications:

1.  Each candidate shall be prepared to represent the best interests of all the Company’s shareholders and not just one particular constituency.

2.  Each candidate shall have demonstrated integrity and ethics in both personal and professional settings and have established a record of professional accomplishment in their chosen field.

3.  No candidate shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

4.  Each candidate shall be prepared to participate fully in activities of the Board of Directors, including active membership on at least one committee of the Board of Directors (unless prohibited or discouraged under applicable regulations and listing standards and except in the case of the chairman), attendance at, and active participation in, meetings of the Board of Directors and the committee(s) of the Board of Directors of which he or she is a member, and no other personal or professional commitments that would, in the Governance & Nominating Committee’s sole judgment, interfere with or limit their ability to do so.

In addition, the Governance & Nominating Committee also desires that candidates possess the following qualities or skills:

(a)  Each candidate shall contribute to the overall diversity of the Board of Directors—diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, military service, and other differentiating characteristics.

(b)  Each candidate should contribute positively to the existing chemistry and collaborative culture among the members of the Board of Directors.

(c)  Each candidate should possess professional and personal experiences and expertise relevant to the Company’s business. Relevant experiences may include, among other things, large company CEO experience, senior level multi-unit restaurant or retail experience, and relevant senior level experience in one or more of the following areas: finance, accounting, sales and marketing, risk management, inclusion, sustainability, governance, organizational development, strategic planning, information technology, and public relations.

Each candidate, whether recommended by the Governance & Nominating Committee, or nominated by a shareholder or otherwise, will be subject to a background check.

Although not an automatic disqualifying factor, the inability of a candidate to meet the independence and other governing standards of the NYSE or the SEC will be a significant factor in any assessment of a candidate’s suitability.

Current Nominations

The Governance & Nominating Committee conducted an evaluation and assessment of all the current directors for purposes of determining whether to recommend them to shareholders for election to the Board of Directors at the annual meeting. After reviewing the assessment results, the Governance & Nominating Committee recommended to the Board that Messrs. DePinto, Giles, Hochman, Katzman, Liberio, and Ranade and Mms. Allen, Davis, Edelman and Hood be submitted to shareholders for election to the Board of Directors at the annual meeting. The Board accepted the recommendations and nominated such persons. The Governance & Nominating Committee did not receive any recommendations from shareholders of candidates for election to the Board at the Annual Meeting.

Director Independence

The Board reviews the independence of each non-employee director annually to confirm that the director continues to meet our independence standards, as well as the applicable requirements of the New York Stock Exchange (“NYSE”) and rules of the SEC. No member of the Board will be considered independent unless the Board determines that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has further determined that no material relationship exists between the Company and each non-employee director. The Board also will not determine any director to be independent if he or she has or has had any of the relationships set forth in the NYSE rules during the time periods specified in such rules.

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The Board of Directors has affirmatively determined each of the following directors is an “independent” director as such term is defined in our Corporate Governance Guidelines and the requirements of the NYSE.

Frances L. Allen	Harriet Edelman	James C. Katzman

Cynthia L. Davis	William T. Giles	Frank D. Liberio

Joseph M. DePinto	Ramona T. Hood	Prashant N. Ranade

In this Proxy Statement we may refer to these directors individually as an “Independent Director” and collectively as the “Independent Directors.” The only member of the Board who is not independent is Kevin D. Hochman. Mr. Hochman, as Chief Executive Officer (“CEO”) and President of the Company, is the only employee member of the Board.

Board Structure

Each director serves for a one-year term and is subject to election by you each year. Prior to recommending a director for re-election, the Governance & Nominating Committee considers many things, including:

•	the quality of past director service and attendance at Board of Directors and committee meetings;
•	whether the director continues to possess the qualities and capabilities considered necessary or desirable for director service;
•	input from other members of the Board of Directors concerning the performance of that director through the Board’s periodic peer review process;
•	the independence of the director; and
•	whether the director has met the age limits on continued service, which requires that non-management directors not stand for election after their 72nd birthday.

Board Committees

The charters for each of the committees, as well as our Corporate Governance Guidelines, are available at no charge to you in the Corporate Governance section of our website (http://investors.brinker.com/corporate-governance/highlights) or by written request directed to us at 3000 Olympus Blvd., Dallas, Texas 75019, Attention: Corporate Secretary.

The Board of Directors has affirmatively determined that each member of the Audit, Talent & Compensation, and Governance & Nominating committees meets the independence requirements of the NYSE and the SEC applicable to those committees.

Audit Committee

The role of the Audit Committee is described in the Report of the Audit Committee later in this Proxy Statement. The Board of Directors has determined that Messrs. Giles and Katzman are “audit committee financial experts” as such term is defined by the SEC. Further, the Board of Directors has determined that all members of the Audit Committee are “financially literate” as such term is defined by the NYSE.

Talent & Compensation Committee

A discussion of the specific nature of the Talent & Compensation Committee’s responsibilities and compensation philosophy as they relate to our executive officers is provided to you in the Compensation Discussion and Analysis and Report of the Talent & Compensation Committee later in this Proxy Statement.

Governance & Nominating Committee

The Governance & Nominating Committee performs the following functions:

•	recommends to the Board of Directors potential members to be added as new or replacement members to the Board of Directors;
•	oversees the orientation process for new Board members and continuing education for Board members;
•	recommends to the Board of Directors the nominees for election to the Board of Directors at the annual shareholders meeting;
•	oversees the evaluation process of the Board of Directors;
•	reviews and recommends to the Board of Directors the compensation paid to non-management Board members;
•	reviews and recommends to the Board of Directors matters regarding CEO succession plans;
•	reviews and makes recommendations to the Board of Directors regarding the Corporate Governance Guidelines;
•	oversees and makes recommendations to management regarding the Company’s policies and programs relating to social responsibility and environmental and sustainability matters;
•	oversees the Company’s stockholder engagement program;
•	reviews the applicable legal standards for “independence” and the criteria applied to determine “audit committee financial expert” status; and
•	reviews the answers to annual questionnaires completed by each of the Independent Directors.

On the basis of this year’s review, the Governance & Nominating Committee delivered a report to the full Board of Directors, and the Board made its “independence” and “audit committee financial expert” determinations.

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Board Member Meeting Attendance

During the fiscal year ended June 26, 2024, the Board of Directors held 8 meetings. Each incumbent director then serving attended at least 75% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served. All nine members of the Board of Directors serving as of the date of the Company’s 2023 annual meeting of shareholders attended the meeting. Mr. Liberio was appointed to the Board of Directors on July 1, 2024, and therefore did not attend any Board or committee meetings in fiscal 2024. As set forth in our Corporate Governance Guidelines (http://investors.brinker.com/corporate-governance/highlights), directors are expected to attend the annual meeting absent unusual circumstances.

Board Leadership Structure

The roles of Chairman of the Board of Directors and CEO for the Company are separated. Mr. DePinto, who is an Independent Director, serves as Chairman of the Board. The Board believes that the current board leadership structure promotes the ability of the Board of Directors to exercise its oversight role over management by having a director who is not an officer or member of management serving in the role of Chairman of the Board, thus providing a continued significant role for independent directors in the leadership of the Company. This structure allows Mr. Hochman, as CEO, to focus his time and energy on leading and managing the Company’s business and operations. An independent Chairman of the Board also simplifies the Company’s corporate governance structure by allowing the Chairman of the Board to convene executive sessions with independent directors. The Chairman presides over all executive sessions. Any decision to change the structure in the future will be based on what the Board believes is the most effective and efficient structure for the Company.

The Chairman of the Board’s duties include:

•	creating and maintaining an effective working relationship with the CEO and management;
•	managing the relationship between the Board as a whole and the CEO and management;
•	providing significant advice, counsel and guidance to the CEO and management on strategic priorities and execution strategies;
•	facilitating discussions among the directors inside and outside the Board meetings;
•	driving practices and improvements on Board effectiveness and productivity;
•	briefing the CEO on issues raised in executive sessions;
•	presiding at all meetings of the Board of Directors;
•	in collaboration with committee chairs and the CEO, scheduling Board meetings, setting meeting agendas and strategic discussions, and reviewing pre-meeting materials delivered to directors;
•	overseeing annual Board and Board committee evaluations, in collaboration with the Governance & Nominating Committee;
•	delivering the annual CEO evaluation;
•	overseeing all governance matters for the Board and shareholders;
•	being available for consultation and direct communication with major shareholders; and
•	carrying out other duties requested by the CEO and the Board as a whole.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. Throughout the fiscal year, the Board regularly reviews information and interacts with senior management regarding the Company’s strategic, financial and operational risks. The Board has also delegated certain risk oversight functions to its committees.

The Talent & Compensation Committee oversees the management of risks relating to the Company’s compensation policies and practices and its talent, culture and inclusion initiatives. The Talent & Compensation Committee also:

•	reviews CEO performance;
•	reviews and approves promotions of Executive Officers;
•	oversees preparation of any report on executive compensation required by the rules and regulations of the SEC;
•

reviews the Company’s talent management strategies and practices and overall organizational culture and engagement, including information about the Company’s efforts, metrics, and commitment to diversity, equity, and inclusion; and

•	performs other tasks necessary to promote sound corporate governance principles related to talent and compensation.

The Audit Committee oversees the management of risks associated with accounting, auditing, financial reporting, and internal control over financial reporting, as well as the Company’s enterprise risk management process that monitors and manages key business risks facing the Company. As part of the enterprise risk management process, our internal audit team conducts annual interviews and assessments with leaders and subject matter experts across our organization, and then reports findings to the Audit Committee so that risks can be strategically monitored and managed. The Audit Committee also:

•

oversees cyber security and data protection issues, receives quarterly updates from the Company’s Chief Information Officer and reviews the findings of the Company’s annual risk assessment and penetration test;

•

assists the Board in its oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s registered public accounting firm, and the performance of the Company’s independent registered public accounting firm and internal audit function; and

20	Brinker International • 2024 Notice & Proxy	Making People Feel Special

•

reviews and discusses the guidelines and policies governing the process by which senior management and the internal auditing department assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Governance & Nominating Committee oversees risks associated with the independence of the Board of Directors and the Company’s governance structure. The Governance & Nominating Committee also:

•	reviews the Company’s policies and programs relating to social responsibility and environmental sustainability matters, and makes recommendations to management with respect to such matters;
•	provides oversight of the Company’s whistleblower process;
•	monitors material litigation matters and compliance initiatives; and
•	oversees the performance evaluation process for the Board and its committees to assess and improve effectiveness and oversees the process for periodic Board peer reviews.

The entire Board of Directors is regularly informed about each committee’s evaluation and oversight of the management of such risks through updates provided at full Board meetings, attendance at committee meetings, and committee reports.

Sustainability Strategy

At Brinker, we have a long tradition of being a responsible business. Our ability to sustainably deliver profits to shareholders is built on a foundation of investing in and caring for our team members, providing value to our Guests and acting responsibly toward our stakeholders in the way we impact the world.

Our framework for implementing our sustainability strategy includes initiatives under four key pillars: Passionate People, Great Food, Better World and Responsible Governance. This strategy guides our ESG efforts and initiatives with a goal of providing long-term shareholder value through sustainable business performance. In fiscal 2024, we continued to make progress on initiatives under our sustainability strategy.

On or about September 2024, we published our fourth annual sustainability report, “Making People Feel Special,” which provides additional details on our sustainability strategy and initiatives. We encourage you to review our sustainability report to learn in depth about our sustainability efforts and to find detailed sustainability metrics, including a number of metrics aligned with certain Sustainability Accounting Standards Board (“SASB”) disclosure topics. The report can be found at https://brinker.com/commitment.

Directors’ Compensation

The Governance & Nominating Committee annually reviews and periodically benchmarks the Board’s compensation to assure that non-employee directors are being fairly and reasonably compensated in relation to the restaurant industry and to comparable U.S. public companies. The public companies in the peer group used for benchmarking Board compensation are the same as the peer group used for our named executive officers (“NEOs”) (identified in more detail in the Competitive Market Data and Compensation Mix section of the Compensation Discussion and Analysis of this Proxy Statement).

As a result of this annual review, the Board approved a $10,000 increase to the annual retainer and a $30,000 increase to the value of the annual restricted stock units (“RSUs”) to be granted to the non-employee directors commencing with payments occurring in the first quarter of fiscal 2024. Following this increase, non-employee directors received the following compensation in addition to reimbursement for costs incurred in attending meetings of the Board for fiscal 2024:

	Annual Retainer	Annual Restricted Stock Units

Chairman of the Board (non-employee)	$275,000(1)	$140,000

Other Non-employee Directors	$85,000(2)	$140,000

(1)	The Chairman of the Board elected to have the entire annual retainer paid in RSUs.
(2)	Paid or granted in a combination of cash or RSUs in quarterly installments, as elected by each director.

Each director, other than the Chairman of the Board, has a choice between cash and RSUs for the annual retainer, thus allowing each director to receive compensation in a manner that best fits individual needs. The Chairman of the Board is required to take at least 50% of his annual retainer in RSUs. Providing a combination of equity and cash provides incentive for our directors to focus on long-term performance and shareholder value while still recognizing their energy and effort throughout the year.

Equity grants are typically made in February, May, August, and November following the Company’s quarterly earnings releases.

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Board Committee Retainers

Board members receive the following supplementary annual retainers, paid in quarterly installments, to compensate them for fulfilling additional responsibilities on one or more committees:

Annual Retainer

Audit Committee Member	$20,000

Talent & Compensation Committee Member	$12,500

Governance & Nominating Committee Member	$10,000

Additionally, the committee chairs receive the following additional supplementary annual retainers, paid in quarterly installments, to compensate them for their additional chair responsibilities:

Annual Retainer

Audit Committee Chair	$15,000

Talent & Compensation Committee Chair	$12,000

Governance & Nominating Committee Chair	$10,000

Directors are expected to attend Board meetings and their respective committee meetings. No additional compensation was paid for attendance at these meetings.

Restricted Stock Unit Distribution Timing

Each of the directors may elect one of five distribution timing options for their RSUs: (i) one year after date of grant, (ii) four years after date of grant, (iii) upon the director’s departure from the Board, (iv) one year following the director’s departure from the Board, or (v) two years following the director’s departure from the Board. Directors also have the ability to further defer settlement of RSUs that would otherwise be distributed for additional five-year period(s), provided they elect to defer receipt of those units at least 12 months before the previously scheduled distribution date. For fiscal 2024, directors received variable distribution dates for their RSUs ranging from one year after grant to two years after the director’s departure from the Board.

Stock Ownership Guidelines

We have stock ownership guidelines for our Board to align director interests with shareholders. Guidelines are reviewed annually by the Board, including a comparison of market prevalence and guideline designs. The guidelines require directors to maintain stock ownership in a value equal to five times their base annual retainer. The guidelines for our directors define stock ownership to include the value of any shares currently owned and the value of unvested restricted stock or RSUs. Directors have four years from the time they join the Board to accumulate the necessary shares. Currently, all directors are in compliance with the guidelines or are within the initial four-year time period to meet the guidelines.

Fiscal 2024 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Frances L. Allen(4)	115,000	139,978	254,978
Cynthia L. Davis(4)	117,500	139,978	257,478
Joseph M. DePinto(4)	137,500	277,419	414,919
Harriet Edelman(4)	129,500	139,978	269,478
William T. Giles(4)	132,500	139,978	272,478
Ramona T. Hood(4)	117,500	139,978	257,478
James C. Katzman(4)	115,000	139,978	254,978
Prashant N. Ranade(4)	107,500	139,978	247,478

(1)

Mr. Hochman is omitted from the Director Compensation Table because he does not receive additional compensation for serving on our Board. His compensation is reflected in the Summary Compensation Table of this Proxy Statement. Mr. Liberio is omitted from the Director Compensation Table because he did not serve on the Board during fiscal 2024.

(2)

Reflects the aggregate dollar amount of all fees earned or paid in fiscal 2024 for which the director could have elected cash payment (whether or not the director actually elected to be paid in cash or in the form of equity) for service as a director, including annual retainer, committee retainers and committee chair retainers. Mr. DePinto, as Chairman of the Board, had the option to receive up to $137,500 of his calendar year annual retainer in cash or RSUs (with the remaining $137,500 required to be paid in RSUs, which are discussed below), while the other directors had the option to receive any portion of their $85,000 calendar year annual retainer in cash or RSUs.

(3)	Reflects the grant date fair value of annual RSU awards granted to each director in fiscal 2024 and the portion of the Chairman of the Board’s annual retainer required to be paid in RSUs, as follows:
•

Each director was granted an aggregate of 3,481 RSUs, representing four quarterly installments of the $140,000 annual grant for the last two quarters of calendar year 2023 and the first two quarters of calendar year 2024.

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•

Mr. DePinto, as Chairman of the Board, was also granted 3,418 RSUs representing two quarterly installments of the $137,500 portion of his annual retainer for each of calendar year 2023 and 2024, for four quarterly installments in total, required to be taken in RSUs.

•

The grant date fair value of the RSUs granted to the directors is determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). For RSUs, dividends, if declared, are accumulated while RSUs are outstanding and paid upon settlement.

(4)	None of our non-employee directors held any outstanding stock options or unvested equity awards at fiscal year-end given that all our RSUs are non-forfeitable when granted.

Board Assessments

Our Board conducts an annual evaluation of itself and its committees to determine the Board’s effectiveness and to identify ways in which to enhance effectiveness. This evaluation includes its effectiveness in evaluating director nominees’ ability to contribute to the Board’s diversity with respect to race, gender, and areas of expertise. Additionally, the Board conducts periodic peer evaluations of each of its members. The Board utilizes the feedback and results from these evaluations to determine the need for board refreshment, and the Governance & Nominating Committee utilizes the evaluation process as part of its determination of nominees recommended for election by shareholders at our Annual Meeting.

Internal Process of Identifying Candidates

The Governance & Nominating Committee uses a variety of means for identifying potential nominees for director, including the use of outside search firms and recommendations from current members of the Board of Directors and shareholders. In determining whether to nominate a candidate, the Governance & Nominating Committee considers the current composition, capabilities and attributes of serving directors, as well as additional capabilities and attributes considered necessary or desirable in light of existing and future Company needs, including the candidates’ ability to contribute to the board’s diversity and areas of expertise. One or more of the members of the Governance & Nominating Committee interviews, and may have an outside search firm interview, a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities and responsibilities for membership on the Board of Directors. Prospective candidates may also be interviewed by other directors who are not members of the Governance & Nominating Committee. Reports from those interviews or from Governance & Nominating Committee members with personal knowledge and experience with the candidate, résumés, information provided by other contacts, background checks and other information deemed relevant by the Governance & Nominating Committee are then considered in determining whether a candidate shall be nominated. The Governance & Nominating Committee also exercises its independent business judgment and discretion in evaluating the suitability of a candidate for nomination.

Nominations by Shareholders

As a shareholder, you may recommend one or more candidates to be considered by the Governance & Nominating Committee as a nominee or nominees for election as director of the Company at an annual meeting of shareholders. To do so, you must comply with the same notice, information, and consent provisions contained in the Company’s Bylaws (current copies of the Company’s Bylaws are available at no charge from the Secretary of the Company and may be found in our public filings with the SEC) with respect to nominating a candidate. In order for the candidate recommendation to be timely for the Company’s 2025 Annual Meeting, your notice to the Secretary of the Company must be delivered or mailed to and received at our principal executive office no earlier than July 9, 2025 and no later than August 8, 2025. Any such recommendations received by the Secretary will be presented to the Governance & Nominating Committee for consideration. Suitable candidates (whether identified internally or by a shareholder), after evaluation based upon the criteria and process described in “Internal Process of Identifying Candidates” above, may then be recommended by the Governance & Nominating Committee and, if approved by the Board of Directors, will be included in our recommended slate of director nominees in our Proxy Statement.

Code of Conduct

Our Brinker International Code of Conduct—Making People Feel Special applies to all our team members, including the principal executive officer, principal financial officer, and the principal accounting officer. We also have a Code of Conduct for the Board of Directors. Both codes have been reviewed by the Governance & Nominating Committee and are periodically revised as appropriate. You may obtain a copy of either Code free of charge in the Corporate Governance section of our website (http://investors.brinker.com/corporate-governance/highlights) or by written request directed to us at 3000 Olympus Blvd., Dallas, Texas 75019, Attention: Chief Legal Officer.

Communications with the Board of Directors

If you or any other interested party wishes to communicate with the Board of Directors as a group or with an individual director, you or the interested party may direct such communications to the intended recipient in care of the Chief Legal Officer, 3000 Olympus Blvd., Dallas, Texas 75019. The communication must be clearly addressed to the specific group or director. Your Board of Directors has instructed the Chief Legal Officer to review and forward any such correspondence to the appropriate person or persons for response, and the Chief Legal Officer may dispose of advertisements and solicitations. The Chief Legal Officer will screen correspondence directed to multiple directors or the full Board in order to forward it to the most appropriate person. Communications that relate to our accounting, internal accounting controls or auditing matters are referred to our Audit Committee Chair.

Making People Feel Special	Brinker International • 2024 Notice & Proxy	23

INFORMATION ABOUT OUR

EXECUTIVE OFFICERS

Dominique J. Bertolone
Brinker Team Member since: 2023 Age: 43 Restaurant Industry Experience: 21 yrs.

Mr. Bertolone is Senior Vice President and President of Maggiano’s Little Italy, a division of the Company, having been appointed to this position in December 2023. Prior to joining Brinker, Mr. Bertolone served as Senior Vice President of Food & Beverage Strategy and Development at MGM Resorts International, an American global hospitality and entertainment company operating destination resorts in Las Vegas, Massachusetts, Michigan, Mississippi, Maryland, Ohio, and New Jersey, including Bellagio, Mandalay Bay, MGM Grand, and Park MGM, where he oversaw strategy development and execution for the company’s portfolio of restaurants, bars, lounges, and nightlife venues, from February 2018 to December 2023. He also served in several leadership roles for Bellagio Resort & Casino, from June 2004 to February 2018.

James M. Butler
Brinker Team Member since: 2023 Age: 45 Restaurant Industry Experience: 4 yrs.

Mr. Butler is Senior Vice President and Chief Supply Chain Officer, having been appointed to this position in January 2023. Prior to joining Brinker, Mr. Butler served as Senior Vice President of KFC Supply Chain at Restaurant Supply Chain Solutions, LLC, a Yum! Brands Co-Op from January 2021 to December 2022, where he was responsible for leadership of the supply chain and distribution network supporting 4,000+ US based KFC stores and poultry procurement for all US based Yum! restaurants. Prior to joining Restaurant Supply Chain Solutions, LLC, Mr. Butler was the Vice President of Integrated Business Planning team at Georgia Pacific, a pulp and paper company, from December 2016 to December 2020, where he was responsible for driving coordination across sales, marketing, finance, operations, and supply chain to optimize decision-making and performance. Before that, he was a Senior Manager with Deloitte Consulting where he served from September 2008 to December 2016.

Christopher M. Caldwell
Brinker Team Member since: 2024 Age: 51 Restaurant Industry Experience: 28 yrs

Mr. Caldwell is Senior Vice President and Chief Information Officer, having been appointed to this position in February 2024. Prior to joining Brinker, Mr. Caldwell served as Chief Information Officer for KFC US, an American fast-food restaurant chain specializing in fried chicken, a subsidiary of Yum! Brands, from April 2014 to January 2024, where he was responsible for building a technology team and robust technology platforms. He also previously served in various management roles for Yum! Brands, an operator of fast-food restaurant brands, from July 1996 to April 2014, where he managed corporate and global applications, information security and Identity and Access Management, deployed and used worldwide.

Douglas N. Comings
Brinker Team Member since: 1994 Age: 51 Restaurant Industry Experience: 30 yrs

Mr. Comings is Senior Vice President and Chief Operating Officer for Chili’s Grill & Bar, a division of the Company, having been appointed to this position in October 2022, after previously serving as Senior Vice President and Co-Chief Operating Officer for Chili’s Grill & Bar from June 2020 to October 2022. Mr. Comings also previously served as Senior Vice President and Chief Operating Officer for Chili’s Grill & Bar from July 2016 to June 2020, Regional Vice President—Central Region and Franchise for Chili’s Grill & Bar from January 2016 to July 2016, Vice President of Domestic Franchise Operations for Chili’s Grill & Bar from June 2013 to June 2016, and Regional Director for Chili’s Grill & Bar from December 2010 to June 2013. Mr. Comings also served in various other roles for Chili’s Grill & Bar from October 1994 to December 2010.

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George S. Felix
Brinker Team Member since: 2022 Age: 44 Restaurant Industry Experience: 8 yrs.

Mr. Felix is Senior Vice President and Chief Marketing Officer, having been appointed to this position in July 2022. Prior to joining Brinker, Mr. Felix served as Chief Marketing Officer of Tinder, an online and geosocial networking application brand operated by Match Group, Inc., from April 2021 to May 2022, where he was responsible for the global brand vision, strategy, and marketing operations. Before joining Tinder, Mr. Felix served as Chief Marketing Officer, Pizza Hut U.S., a division of Yum! Brands, Inc., from January 2020 to March 2021 where he was responsible for brand strategy, advertising, media, merchandising, and public relations. Prior to that, Mr. Felix worked in various roles on the KFC brand including Director of Marketing, KFC Global, from July 2018 to January 2020, and Director of Brand Communications, KFC U.S., from May 2015 to June 2018, each divisions of Yum! Brands, Inc., an operator of fast-food restaurant brands.

Daniel S. Fuller
Brinker Team Member since: 2014 Age: 42 Restaurant Industry Experience: 10 yrs.

Mr. Fuller is Senior Vice President, Chief Legal Officer and Secretary, having been appointed to this position in April 2024, after previously serving as Senior Vice President, General Counsel and Secretary from June 2020 to April 2024, and as Vice President, General Counsel and Secretary from April 2018 to June 2020. Mr. Fuller served as Corporate Counsel and then Senior Corporate Counsel from July 2014 to April 2018. Prior to joining Brinker, Mr. Fuller was an attorney with the law firm Perkins Coie LLP. Mr. Fuller has also served as a member of the Board of Directors for the Restaurant Law Center since May 2018.

Michaela M. Ware
Brinker Team Member since: 1988 Age: 52 Restaurant Industry Experience: 36 yrs.

Ms. Ware is Executive Vice President and Chief Financial Officer, having been appointed to this position in June 2024, after having served as Vice President of Finance and Investor Relations from October 2017 to June 2024. Ms. Ware also served as Vice President of Chili’s Grill & Bar Finance from October 2000 to October 2017, and served in various restaurant operations, accounting, treasury, and finance roles from June 1988 to October 2000. Ms. Ware is a member of the Women’s Foodservice Forum and a leader within Brinker’s internal female development program, Women Taking the Lead.

Aaron M. White
Brinker Team Member since: 1996 Age: 48 Restaurant Industry Experience: 28 yrs.

Ms. White is Executive Vice President and Chief People Officer, having been appointed to this position in October 2022, after previously serving as Senior Vice President and Co-Chief Operating Officer for Chili’s Grill & Bar, from June 2020 to October 2022. Ms. White also served as Vice President of Integration from June 2019 to June 2020, Vice President of Operation Services from April 2018 to June 2019, Senior Director of PeopleWorks from December 2017 to April 2018 and Director of PeopleWorks from June 2015 to December 2017. Ms. White also served in various other roles from August 1996 to June 2015, including PeopleWorks Partner for Domestic Franchise, Learning Manager, Area Director, General Manager and Manager.

Making People Feel Special	Brinker International • 2024 Notice & Proxy	25

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the objectives and underlying principles of our executive compensation programs, how the programs are designed to align with shareholder interests and how compensation of our NEOs in fiscal 2024 aligned with performance.

Executive Summary

Fiscal 2024 marked the second full year of leadership under our new CEO, Kevin Hochman, and the second full year of implementing a new, comprehensive strategy to sustainably grow sales, profits and shareholder value. Our strategy is grounded in our belief that we can grow by delivering on the fundamentals of casual dining restaurants of operating differentiated brands with craveable menu items served with great hospitality in a fun and friendly environment. In fiscal 2024, we made significant improvements in these areas at Chili’s by making our team members’ jobs more productive, fulfilling and rewarding, innovating and improving the quality of our food, training and enabling our team members to provide better hospitality to guests and investing in our facilities for a better atmosphere. We also hired a new President of Maggiano’s, Dominique Bertolone, during fiscal 2024. He is focused on making similar strategic changes at Maggiano’s to set up the brand for long-term growth. Sales and profits exceeded our plans in fiscal 2024 as we executed against our strategic initiatives and investments, and shareholder value increased significantly as well. As a result of this performance in 2024, our annual bonus plan paid out above target. The Company’s compensation programs are structured and designed to attract and retain highly qualified executives and reward them for growing sales, profitability and long-term shareholder value.

Fiscal 2024 Performance Highlights

During fiscal 2024, we focused our efforts and investments towards 4 strategic pillars—Team Members, Food & Drink, Hospitality and Atmosphere. We also significantly increased our advertising after first returning to high-impact national advertising in fiscal 2023. These investments translated into significantly increased sales and profits which we believe will position us to continue growing over a long-term period. In fiscal 2024, our total shareholder return was among industry leaders, with our growth in share price leading our entire peer group used for benchmarking. We balanced these guest-facing and team-member initiatives with investments in technology modernization and with applying cash toward debt repayment to reduce our leverage. Some of our strategies, initiatives and results are highlighted below.

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[1]	Measured using industry data from Black Box Intelligence based on average turnover of participating casual dining industry peers.
[2]	Measured using industry data from Black Box Intelligence for a year-over-year comparison of Chili’s sales growth against the average sales growth of participating casual dining industry peers.

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Named Executive Officers

The Company’s NEOs for fiscal 2024 are as follows:

Name	Title
Kevin D. Hochman	Chief Executive Officer and President of Brinker, President of Chili’s Grill & Bar (“CEO”)
Joseph G. Taylor(1)	Former Executive Vice President and Chief Financial Officer (“CFO”)
Aaron M. White	Executive Vice President and Chief People Officer (“CPO”)
George S. Felix	Senior Vice President and Chief Marketing Officer (“CMO”)
Dominique J. Bertolone(2)	Senior Vice President and President of Maggiano’s Little Italy (“President of Maggiano’s”)

(1)	Mr. Taylor stepped down from his role as Executive Vice President and Chief Financial Officer effective June 26, 2024 and retired from the Company on September 6, 2024.
(2)	Mr. Bertolone was appointed Senior Vice President and President of Maggiano’s Little Italy on December 1, 2023.

All NEOs were compensated under the same compensation plans in fiscal 2024, except that Mr. Taylor received 100% of his long-term incentive compensation as time-vested RSUs.

Fiscal 2024 NEO Pay Results

Based in part on the above performance results, our NEOs earned the following fiscal 2024 pay as explained in further detail in this CD&A:

•	A fiscal 2024 short-term incentive payout at 178.26% of target for NEOs; and
•	A fiscal 2022-2024 performance share payout at 51.37% of target (for NEOs who received the grant at the beginning of Fiscal 2022).

Overall, the Committee believes that these pay results are aligned with the Company’s performance results, and that the Company’s fundamental compensation strategy and incentive plan designs are functioning as intended.

Compensation Philosophy and Strategy

The Talent & Compensation Committee (or the “Committee” in this Executive Compensation section of this Proxy Statement) believes that the Company’s ability to excel depends in large measure on our ability to attract and retain well-qualified executives who share the Company’s values and create and execute successful long-term strategies that grow sales and profits and increase shareholder value. Paying for performance is a long-standing, underlying principle of our compensation programs. Our compensation strategy also:

•	Uses variable compensation plans to make up the majority of potential total compensation, placing significant amounts of compensation “at risk;”
•	Establishes incentive plan payout levels that provide an opportunity for participants to earn compensation above median levels when performance goals are exceeded and our stock price increases;
•	Uses metrics that are directly related to profits and shareholder value;
•	Allows actual compensation to be significantly reduced when our financial performance is below expectations or our stock price decreases;
•	Utilizes both cash and equity elements with varying time horizons and performance metrics to motivate and reward sustained performance that is aligned with shareholder interests; and
•	Links our officers’ interests with the sustained performance of the Company and our shareholders’ interests by having executives satisfy stock ownership guidelines.

Summary of Fiscal 2024 Compensation Actions

The following highlights some of our fiscal 2024 executive compensation actions:

•

The Committee approved merit-based salary, short-term incentive plan, and long-term equity incentive compensation increases for some of the NEOs in order to reward their strong performance and to help align their compensation with the median for their respective positions and roles among our benchmarking peer group. Mr. Hochman’s base salary increased by 5.6%, his short-term incentive target increased from 110% of salary to 135% of salary, and his target annual equity award increased by 18.1%. Mr. Taylor’s base salary increased by 4.3%. Ms. White’s base salary increased by 23.5%, her short-term incentive target increased from 65% of salary to 70% of salary, and her target annual equity award increased by 25.0%. Mr. Felix’s base salary increased by 4.3% and his target annual equity award increased by 21.1%. Mr. Bertolone did not receive any compensation increases because he joined the Company in December 2023.

•

The Committee maintained the short-term incentive plan design, which uses profit and revenue metrics as the Committee believes these metrics are most closely aligned while creating long-term shareholder value.

•

The Committee maintained a higher level of performance based long-term incentive compensation for NEOs except Mr. Taylor, with long-term equity awards for fiscal 2024 weighted as 60% performance shares and 40% time-vested RSUs. Mr. Taylor received 100% of his long-term incentive compensation as time-vested RSUs for retention purposes, as more fully detailed below.

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•

At the beginning of fiscal 2024, Mr. Taylor was 64 years old and had more than 24 years of tenure with the Company. Mr. Taylor was eligible for retirement benefits with the Company, and the Committee was aware of Mr. Taylor’s eventual desire to retire from his position as CFO. In order to retain Mr. Taylor over the coming fiscal year while the Committee worked on a succession plan, the Committee altered the mix and terms of his long-term equity award in two ways: (1) by modifying the mix of Mr. Taylor’s annual long-term equity grant to be 100% time-vested, and (2) by altering the retirement provisions of Mr. Taylor’s RSU award such that no portion of the award would vest if Mr. Taylor retired earlier than one year after the award date. Although this action removed the performance-based element of Mr. Taylor’s annual equity award, the Committee created a powerful incentive for Mr. Taylor to continue with the Company by removing the dependency of his equity award on performance of the Company after his anticipated retirement, and by simultaneously requiring continued service with the Company for at least one-year while a successor CFO was identified.

•

For all other NEOs, the Committee modified the design of the time-based RSUs to vest ratably in three equal installments over a three-year period rather than cliff vesting at the conclusion of the three-year period in order to achieve a more balanced overall vesting schedule that better aligned with market practices.

•

The Committee continued to use growth in adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) over a three-year performance period for the performance share plan target, with a relative total shareholder return (“TSR”) modifier to better reward significant outperformance against the comparison group and to ensure that management is not over-compensated if it underperforms against the comparison group. The modifier adjusts the plan achievement up by 25% if Brinker’s TSR percentile rank is in the top quartile of the comparison group, and adjusts the achievement down by 25% if Brinker’s TSR percentile rank is within the bottom quartile of the comparison group. If Brinker’s TSR ranks between the 75th and 25th percentiles then the achievement under the plan will not be modified.

The Talent & Compensation Committee and How Compensation Decisions are Made

Structure and Responsibilities of the Talent & Compensation Committee

The Committee is comprised entirely of independent directors. The Board has also determined that each Committee member qualifies as a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act. The Committee is responsible for aligning our compensation programs with our compensation philosophy of creating long-term shareholder value and rewarding performance. Specifically, the Committee oversees the design of compensation plans and reviews and recommends for approval of the independent directors of the Board any compensation decisions regarding our CEO and other Executive Officers identified in this Proxy Statement (the “Executive Officers”). More specifically, the Committee takes the following actions:

•	Retains an independent consultant (currently Pearl Meyer & Partners (“Pearl Meyer”)) to advise on executive compensation;
•

Reviews competitive market data, with the assistance of Pearl Meyer, to determine competitive compensation levels based on a peer group that represents restaurant companies with whom we compete for talent;

•	Recommends to the Board for approval and ratification the design and performance metrics used in our incentive plans;
•	Submits recommendations on CEO and Executive Officer compensation to the independent directors of the Board for approval and ratification;
•	Holds executive sessions (without our management present) at Committee meetings; and
•	Provides recommendations to the Board on talent and compensation-related proposals to be considered at the Company’s annual meeting.

The Committee may, in its discretion, delegate its duties and responsibilities to a subcommittee of the Committee. Further information about the duties of the Committee can be found in the Talent & Compensation Committee Charter, which is located on our website at http://investors.brinker.com/corporate-governance/highlights.

Roles of the Talent & Compensation Committee, Consultants and Management

The Committee is responsible for evaluating the performance of the CEO and Executive Officers and recommending to the independent directors of the Board compensation plans and levels for the CEO and Executive Officers. The Committee utilizes Pearl Meyer, and input from the CEO on the individual performance of and compensation recommendations for other Executive Officers. The CEO does not provide input on his own compensation. The Committee considers these data sources and applies its own independent judgment in establishing a total compensation program comprised of base salary, short-term incentives targeted as a percentage of base salary and long-term incentives.

Pearl Meyer is retained by and reports directly to the Committee, and does not have any other consulting engagements with the Company. The Committee regularly asks Pearl Meyer to provide independent advice on current trends in compensation design, including compensation levels, the merits of particular forms of compensation, relative weighting of compensation elements, compensation best practices and new developments and requirements for regulatory reporting and disclosure. The Committee has affirmatively determined that Pearl Meyer is independent, and the engagement of Pearl Meyer does not raise any conflicts of interest as required by the SEC and NYSE.

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Competitive Market Data and Compensation Mix

Pearl Meyer provides the Committee with market data regarding base salary, short-term incentive targets, long-term incentive values and total compensation. A portion of the market data is from a peer group that was carefully selected based on criteria including restaurant and brand product industries, operating structure, location and size. As of the time the peer group below was selected, the Company was just above the median of our peer group in terms of revenue size. Compensation data for our peer group was collected from public filings and supplemented with data from reputable retail and general industry surveys, to provide us with market data that we believe accurately reflects the market in which we compete for executive talent. The Committee evaluated the fiscal 2023 Compensation Peer Group with support from Pearl Meyer, and decided to remove McDonald’s Corporation from the previous list because its revenue size was an outlier from the remaining peers. The following table lists the resulting companies used as our peer group in setting fiscal 2024 compensation:

Peer Group

BJ’s Restaurants, Inc.	Darden Restaurants, Inc.	Restaurant Brands International, Inc.

Bloomin’ Brands, Inc.	Denny’s Corporation	Texas Roadhouse, Inc.

The Cheesecake Factory, Inc.	Dine Brands Global, Inc.	The Wendy’s Company

Chipotle Mexican Grill, Inc.	Domino’s Pizza, Inc.	Yum! Brands, Inc.

Cracker Barrel Old Country Store, Inc.	Red Robin Gourmet Burgers, Inc.

Pearl Meyer’s market data was considered when establishing targeted total compensation (base salary + target short-term cash incentives + target long-term equity incentives) for Executive Officers. We strive to be competitive in the marketplace by trying to provide targeted total compensation near the market median. This effort includes appropriately balancing all elements of compensation (short-term versus long-term and fixed versus variable) while recognizing our performance, as well as the individual’s performance, criticality and experience, and internal pay equity. There is no fixed percentage which determines the mix between cash and non-cash compensation, but compensation is significantly weighted towards variable compensation (short- and long-term). The table below shows the percentage of fixed versus variable compensation elements for fiscal 2024 targeted total compensation, excluding one-time signing awards paid or granted to NEOs.

Fiscal 2024 Targeted Fixed Versus Variable Compensation Mix

Name	Position	Fixed Compensation as a % of Target Total Compensation	Variable Compensation as a % of Target Total Compensation

Kevin D. Hochman	CEO	14%	86%

Joseph G. Taylor	Former EVP, CFO	31%	69%

Aaron M. White	EVP, CPO	32%	68%

George S. Felix	SVP, CMO	35%	65%

Dominique J. Bertolone	SVP, President of Maggiano’s	39%	61%

Say-on-Pay Feedback and Shareholder Outreach

At the November 2023 annual meeting of shareholders, we submitted our NEO compensation for an advisory vote to you, our shareholders, and received the support of over 98% of the total votes cast on the proposal. During the weeks immediately prior to our 2023 annual meeting, we reached out to shareholders owning approximately 55% of the Company’s shares to ask for feedback about the Company’s compensation program. One shareholder, representing more than 15% of the Company’s shares, chose to engage with Company representatives, which included an independent Board member. The shareholder generally provided positive support for the Company’s compensation program. The Committee reviewed the results of the shareholder advisory vote and shareholder outreach and made no changes to our compensation programs as a result because shareholder support for our current programs was strong. The Committee did independently make the changes to the fiscal 2024 compensation program discussed in the Summary of Fiscal 2024 Compensation Actions section of this CD&A for other strategic purposes.

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Compensation Principles and Long-Term Performance Results

Highlights of Our Compensation Programs

What We Do:		What We Do Not Do:

✓	Pay for Performance	✗	Gross-Ups for Excise Taxes

✓	Annual Say-on-Pay Vote	✗	Reprice Stock Options

✓	Clawback Policies, including Ability to Recoup in the Event of Misconduct	✗	Fixed Term Employment Agreements

✓	Short- and Long-Term Incentives/Performance Metrics	✗	Allow Hedging/Pledging of Securities

✓	Independent Compensation Consultant	✗	Defined Benefit Pensions

✓	Stock Ownership Guidelines	✗	Dividend Payment on Unvested Equity Awards

✓	Use “At Risk” Equity	✗	Excessive Perquisites

✓	Double-Trigger Change in Control Provisions	✗	Grant Stock Options with Exercise Prices Below the Closing Stock Price on Date of Grant
✓	Mitigate Inappropriate Risk Taking

✓	Review Market Data from a Relevant Peer Group	✗	Grant Spring-Loaded Equity Awards

✓	Shareholder Outreach

Pay for Performance

The Company’s compensation programs are aligned with our business initiatives and have been designed to pay commensurate with the level of performance generated. This philosophy is most evident in the mix of pay used to compensate our executives.

Our fiscal 2024 compensation packages for our CEO and other NEOs were heavily weighted towards variable compensation. Long-term incentives constituted the largest portion of the target total direct compensation opportunity for our CEO. The graphs below show the target pay mix for the CEO and the average target pay mix for the other NEOs based on annual salary levels, annual short-term incentive at target and the economic value (at the time of grant) of RSUs and performance shares granted during the year. The graphs exclude any one-time awards paid or granted to NEOs during the fiscal year.

Performance Results under Prior Long-Term Compensation Plans

Performance shares granted toward the beginning of fiscal 2022 were paid in August 2024 based on the Company’s Adjusted EBITDA as compared to a target Adjusted EBITDA for fiscal 2024. At the time the performance shares were granted in fiscal 2022, the Committee set an Adjusted EBITDA target of $520 million for the performance share plan, which required significant growth in profitability over the performance period and would be challenging to achieve. The applicable payout percentage for achieving the target Adjusted EBITDA in fiscal 2024 would have been 100% with a maximum potential payout of 200% of the target award if the Company achieved $560 million in Adjusted EBITDA and a threshold payout of 50% of the target award if the Company achieved $460 million in Adjusted EBITDA. The 2022 Performance Share Plan sets forth the calculation for Adjusted EBITDA and excludes items recorded in the Company’s “other gains and charges” caption on its consolidated statement of comprehensive income.

After several challenging quarters at the beginning of the three-year performance period, management began to successfully implement new strategies to grow sales and profitability. The Company achieved Adjusted EBITDA of $461 million in fiscal 2024, which equated to an earned payout of 51.37% of the target award. Accordingly, Mr. Taylor and Ms. White earned 51.37% of their respective performance shares, which awards which were settled in August 2024. Mr. Hochman, Mr. Felix and Mr. Bertolone were not employed by the Company at the time the performance shares were granted in fiscal 2022 and therefore did not receive any awards under this performance share plan.

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Fiscal 2024 Executive Compensation and Benefit Components

For the fiscal year ended June 26, 2024, the principal components of compensation and benefits for our NEOs were:

•	Base Salary
•	Short-Term Incentives
•	Long-Term Incentives
•	Benefits and Perquisites

In the sections that follow we detail what each element of compensation is intended to reward and how each component of compensation is determined. It is important to note that, while each individual component is reviewed, all decisions are made in a total compensation context.

Base Salary

Annually, we review base salaries together with competitive market data. An individual’s base salary is dependent on the size and scope of the position, his or her experience and, most importantly, his or her performance. The Committee approved merit-based salary increases for all of the NEOs except Mr. Bertolone, including a 5.6% increase for Mr. Hochman, a 23.5% increase for Ms. White, and a 4.3% increase for each of Mr. Taylor and Mr. Felix. Mr. Bertolone did not receive an increase because he joined the Company in December 2023.

Short-Term Incentives

Our short-term Bonus Plan is a cash-based annual incentive arrangement in which the NEOs, together with all restaurant support center team members participated for fiscal 2024. This plan measures both financial performance and achievement of a KPI. The short-term Bonus Plan included the following features for fiscal 2024.

•	The financial performance portion of the Bonus Plan paid out based on Adjusted PBT (defined below) actually achieved compared to target Adjusted PBT.
•	The KPI portion of the Bonus Plan paid out based on a revenue KPI.

Adjusted PBT (60% Weighting)

Sixty percent of the Bonus Plan payout opportunity was based on achievement of Adjusted PBT compared to a target Adjusted PBT set by the Committee. Adjusted PBT is defined as the Company’s income before taxes adjusted to exclude certain items recorded in the Company’s “other gains and charges” caption on its consolidated statement of comprehensive income (such as impairment charges, severance and certain unplanned legal liability) and is calculated as set forth in the plan document.

The potential payout of the financial measure portion of the Bonus Plan was 100% for achieving the target Adjusted PBT, 50% for achieving a minimum Adjusted PBT and a maximum of 200% for achieving or exceeding a maximum Adjusted PBT amount. The payout percentage of results between the minimum, target and maximum was measured on the payout slope approved by the Committee and the Board between such values. For fiscal 2024, the Committee set the minimum Adjusted PBT for a threshold achievement higher than the Company’s fiscal 2023 actual Adjusted PBT, and set the target and maximum Adjusted PBT at levels that required significant growth from the prior year. The fiscal 2024 Adjusted PBT target, minimum, maximum and actual achievement are set forth in the chart below, together with the resulting payout multiplier for this component of the Bonus Plan based on the payout scale set by the Committee.

Maximum Adjusted PBT (in 000s)	Target Adjusted PBT (in 000s)	Minimum Adjusted PBT (in 000s)	Actual Adjusted PBT (in 000s)	Financial Performance Measure Payout Multiplier
$217,421	$173,937	$139,150	$229,772	200.00%

Revenue KPI Measure (40% Weighting)

The KPI performance portion of the Bonus Plan was based on revenue. The Company’s strategy includes growing profits by growing revenue. The Committee set challenging revenue targets for Brinker that correlated to significant growth in revenue, with a potential payout of 100% for this KPI portion of the Bonus Plan for achieving the target revenue, a 0% payout for revenue at or below a minimum level and a maximum payout of 200% for achieving or exceeding a maximum revenue amount. The target revenue KPI under the Bonus Plan represented a 4.4% increase for the Company compared to the prior fiscal year. The fiscal 2024 revenue target, minimum, maximum and actual achievement are set forth in the chart below, together with the resulting payout multiplier for this component of the Bonus Plan based on the payout scale set by the Committee.

Brinker Maximum Revenue (000s)	Brinker Target Revenue (000s)	Brinker Minimum Revenue (000s)	Brinker Actual Revenue (000s)	Brinker Revenue KPI Payout Multiplier
$4,532,430	$4,316,600	$4,100,770	$4,415,100	145.65%

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Payout

The resulting payout for the NEOs and other participants was 178.26%. Based upon the achievements described above, the final calculated payouts under the Bonus Plan for fiscal 2024 were as follows:

Brinker Profits Multiplier	Brinker Revenue KPI	Bonus Achieved as a % of Bonus Target
200.00%	145.65%	178.26%

The following table details the final short-term incentive payout for fiscal 2024 versus the annual targets set for each of the NEOs. The annual targets are prorated based on actual salary earned and the targeted percent of salary in effect at the time of the earnings, rather than ending salary and target bonus percentage.

Fiscal 2024 Short-Term Incentive Payout versus Target

Name	Position	Short-Term Incentive Actual Payout for Fiscal 2024	Short-Term Incentive Target Payout for Fiscal 2024

Kevin D. Hochman	CEO	$2,184,525	$1,225,471

Joseph G. Taylor	Former EVP, CFO	$804,986	$451,580

Aaron M. White	EVP, CPO	$622,385	$349,144

George S. Felix	SVP, CMO	$430,782	$241,659

Dominique J. Bertolone	SVP, President of Maggiano’s	$300,814	$168,750

Long-Term Incentives

The Committee approved a mix of time-vested RSU and performance share stock awards for all NEOs in fiscal 2024, except Mr. Taylor as discussed in the section Summary of Fiscal 2024 Compensation Actions above. Brinker did not grant any stock options in fiscal 2024. We believe compensation programs that reward executives for performance with Company equity further align the interests of executives and shareholders and motivate executives to create long-term shareholder value. Target long-term incentive values were determined by the Committee after analyzing benchmark data, performance, program cost and total compensation targets. For fiscal 2024, the Committee approved awards for all NEOs other than Mr. Taylor consisting of 60% of their target equity value in the form of performance shares, with the remaining 40% granted as time-vested RSUs. Mr. Taylor’s entire target equity award was granted in time-vested RSUs. All annual equity-based awards are generally granted during the first quarter of the fiscal year within one to three weeks after the Company has filed its Annual Report on Form 10-K for the most recently completed fiscal year. The number of RSUs or performance shares granted each year fluctuates based on our stock price and approved targeted award values.

Performance Shares

We grant performance shares to emphasize our pay for performance philosophy. The Committee targets a certain dollar value for each performance share grant. The target number of performance shares awarded is then determined based on the targeted value divided by the stock price at date of grant multiplied by the relevant Monte Carlo factor.

Performance shares granted in fiscal 2024 will be earned based on the Company’s Adjusted EBITDA as compared to a target Adjusted EBITDA in fiscal 2026, which is the last year of the three-year performance period. The Company’s Adjusted EBITDA was approximately $345.6 million for fiscal year 2023 prior to this plan being adopted. The Committee set the target Adjusted EBITDA at a level that would require significant growth in profitability over the three-year performance period and be challenging for management to achieve. Adjusted EBITDA will be calculated in accordance with the terms of the underlying plan document, which requires the Committee to make adjustments in order to include or exclude the effects of certain items such as acquisitions, dispositions and extraordinary events.

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The target performance share award is adjusted by the payout percentage determined after the end of the performance period. The payout percentage for achieving the target Adjusted EBITDA in fiscal 2026 is 100%, with the Board also designating a minimum and maximum level of achievement for performance that falls below or exceeds the target Adjusted EBITDA. If Adjusted EBITDA for the last year of the measurement period is at or less than the minimum, the payout percentage will be 0%. The payout percentage for achieving or exceeding the maximum Adjusted EBITDA will be 200%. The payout percentage between the minimum, target and maximum Adjusted EBITDA values will be measured based on the payout slope approved by the Committee and the Board. The minimum, target and maximum values are set forth in the table below.

	Company Adjusted EBITDA	Payout Percentage

Less than Minimum		—%

Minimum	$376.6 million	—%

Target Adjusted EBITDA	$443.0 million	100%

Maximum or greater	$509.5 million	200%

As was the case with the fiscal 2023 performance shares, the payout percentage is further subject to a relative TSR modifier for the fiscal 2024 performance share plan that compares the Company’s TSR over the three-year performance period to a comparison group consisting of the S&P 1500 Hotels, Restaurants and Leisure Index. The relative TSR modifier increases the achievement up by 25% if Brinker’s TSR percentile ranks within the top quartile of the comparison group, and decreases the achievement by 25% if Brinker’s TSR percentile ranks within the bottom quartile of the comparison group. If Brinker’s TSR ranks between the 75th and 25th percentiles no modifier will apply, as shown in the table below. In no event will the earned shares exceed 200% after any applicable modification.

Company’s TSR Percentile Rank	Payout Percentage Modifier

At or above the 75th percentile	1.25

Between the 75th and 25th percentile	No Modifier

At or below the 25th percentile	0.75

Earned performance shares are further subject to continued employment through completion of the three-year performance period (except in the case of qualified retirement, death, disability or certain involuntary terminations) and are distributed shortly thereafter. Earned shares are not subject to further vesting requirements, although they may need to be retained to meet stock ownership guidelines (see discussion below).

Restricted Stock Units

In fiscal 2024 we granted RSUs to enhance retention incentives, to increase executive stock ownership and shareholder alignment and to more closely align our grant mix with peers. We transitioned from RSUs that cliff vest after three years of service to RSUs that vest ratably with continued employment over three years, with one-third vesting on the first, second and third anniversaries of the grant date. RSUs are subject to acceleration in the event of qualified retirement, death, disability or certain involuntary terminations.

Hiring Incentives

The Committee recognizes that the Company operates in a competitive market when it comes to finding the best qualified executives who are able to create and execute successful long-term strategies that increase shareholder value. In addition, external candidates often have to forfeit outstanding sizable equity awards at their prior employers if they choose to accept employment with Brinker. In fiscal 2023 and fiscal 2024, the Committee used bonuses in the form of cash and equity when hiring executives in order to make the executives’ whole for certain lost value attributable to outstanding equity awards at their prior employers and to attract the best executives possible. As disclosed in the Company’s proxy statement for fiscal 2023, the Company granted Mr. Felix a cash sign-on bonus in July 2022, of which $100,000 was paid during fiscal 2024 upon completion of one year of employment by Mr. Felix. In fiscal 2024, the Company hired Mr. Bertolone and granted him (i) a $550,000 RSU make-whole award (“Make Whole RSUs”), and (ii) a $100,000 cash sign-on bonus, to make him whole for certain foregone compensation from his prior employer.

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Benefits and Perquisites

Health and Welfare Benefits

All of our salaried employees are eligible for health and welfare benefits, including the NEOs. Our salaried employees, including the NEOs, also receive term life, short-term disability and long-term disability insurance. The level of Company-provided coverage for NEOs is provided at a higher level than is provided for other employees for some Company-provided benefits. We have provided detailed information in the chart below for the NEOs.

Company-Paid Benefits for the Named Executive Officers

	Life Insurance	AD&D Insurance	Long-Term Disability	Long-Term Care

Benefit	Up to 4× Salary, max. $3.5M benefit	2× Salary up to $1M	60% Wage Replacement up to $30K per month	$201 daily benefit amount

Limited Perquisites

We provide our NEOs with perquisites that are generally intended to promote their well-being and efficiency. The Committee regularly reviews the perquisites for reasonableness and consistency with competitive practice. We provide our NEOs (with the exception of the CEO) with the following perquisites:

•	Car allowance
•	Financial planning allowance
•	Dining card
•	Annual executive physical
•	Health club reimbursement

The CEO received only a dining card and eligibility for an annual executive physical.

We do not own or lease any aircraft for the benefit of management. Providing perquisites separately and not rolling them into base salary ensures those dollars are not included in our calculations for benefits such as life insurance, or other programs that use base salary in their calculation such as the Bonus Plan and our 401(k) Plan.

Savings Plans

Our 401(k) Plan and Deferred Income Plan (the “Deferred Plan”) are designed to provide the Company’s team members with competitive tax-deferred long-term retirement savings vehicles. The 401(k) Plan is intended to be a tax-qualified retirement plan and the Deferred Plan is a non-qualified deferred compensation plan.

401(k) Plan

All of our team members who have attained the age of 21 and completed 90 days of service with the Company are eligible to participate in the 401(k) Plan. Matching contributions from the Company are 100% of each participant’s contribution up to the first 3% of the participant’s base salary and bonus and 50% of each participant’s contribution up to the next 2% of the participant’s base salary and bonus (up to the IRS limits), with all Company contributions vesting immediately.

Deferred Plan

The Deferred Plan is a non-qualified deferred compensation plan for all of our officers, including the NEOs.

Other Executive Compensation Program Elements

Retiree Medical Benefits

Select officers, including the NEOs, are eligible to receive retiree medical insurance from us upon termination if they are otherwise retirement eligible (described below in the section titled Retirement Definitions and Payouts). This fully insured policy is paid for by both the retiree and the Company. The cost split between the retiree and the Company mimics that of the cost split for our active employees and their medical benefits. Currently, that percentage is approximately 75% of the cost paid by the Company and 25% of the cost paid by the participant. Participants are eligible to receive this coverage until age 65.

Career Equity

Career Equity was an RSU program implemented as a retention device since the units granted only vest upon a qualifying retirement. Detailed information concerning our retirement provisions can be found below in the section of this proxy statement titled Retirement Definitions and Payouts. The program was discontinued after fiscal 2016, but certain NEOs still have outstanding unvested RSUs under this program.

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Stock Ownership Guidelines

We have stock ownership guidelines for our senior vice presidents and above, including the NEOs. Stock ownership aligns the interests of these officers with shareholders and promotes good corporate citizenship. Guidelines are reviewed annually by the Board of Directors, including a comparison of market prevalence and guideline designs. The stock ownership guidelines exclude any unvested performance shares or unexercised stock options. The Committee believes these requirements appropriately align the interests of these officers and shareholders.

The guidelines are based on a multiple of base salary which is used to calculate the desired value of holdings by position and are as follows:

Stock Ownership Guidelines

Position	Multiplier
CEO	6X

EVP	4X

Brand President	3X

SVP	2X

The Company’s officers, including the NEOs, subject to the guidelines have five years to accumulate the necessary shares. The five-year period begins on the date the officer is promoted to the applicable position. If, however, such officer was not previously an employee of the Company, then the officer will be provided six years to meet the guideline. Should any officers be below the guidelines after being in the program for five years (or six, as applicable), they may receive half of any short-term incentives in shares until the guidelines are met. Currently, all officers are in compliance with the guidelines or have additional time to meet the guidelines pursuant to the standards described in this paragraph.

Insider Trading Policy

The Company has a written insider trading policy that, among other things, prohibits its directors, Executive Officers and all employees from engaging in short-sale transactions of Company securities, pledging Company securities or placing Company securities in margin accounts. Pursuant to the insider trading policy, no director, Executive Officer, or employee shall engage in any hedging transactions with respect to any of the Company’s securities. Hedging transactions include trading in any derivative security relating to Company securities. In particular, other than pursuant to a Company benefit plan, no director, Executive Officer, or employee may acquire, write or otherwise enter into an instrument that has a value determined by reference to Company securities, whether or not the instrument is issued by the Company.

Recoupment Provisions

Our fiscal 2024 compensation plan documents contain language stating that if the Board or the Committee determines that any fraud, negligence or intentional misconduct by an officer was a significant contributing factor to the Company having to restate all or a portion of its financial statements, or that egregious conduct of the officer (including unethical conduct and material breaches of the Company’s written policies) is substantially detrimental to the Company, then the Board or Committee may cancel outstanding equity awards and recover the value of any shares or cash paid to the participant up to three years prior to the date the restatement or conduct is disclosed. Further, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document and (2) any profits realized from the sale of securities of the Company during those 12 months. The Company also adopted a Compensation Recoupment (Clawback) Policy consistent with the requirement of Rule 10D-1 of the Exchange Act and applicable NYSE listing standards which provides that, in the event the Company is required to restate the Company’s financial statements due to material non-compliance with any financial reporting obligation under federal securities laws, the Company is required to recover the amount of any applicable incentive-based compensation received over the applicable recovery period (generally the prior three completed fiscal years) that exceeds the amount that otherwise would have been received based on the restated financial statements.

Summary of Fiscal 2025 Compensation Plan Changes

Since the end of fiscal 2024, the Committee has approved increases to salaries, bonus targets and annual equity awards for our NEOs to reward high performance and to bring certain NEO’s total compensation closer to the median among our peer group, consistent with our compensation philosophy. As part of these adjustments, Mr. Hochman’s base salary increased by 5.3%, his bonus target increased from 135% of salary to 150% of salary, and his target annual equity award increased by 44%. Ms. White’s base salary increased by 5.7%, and her target annual equity award increased by 3.3%. Mr. Felix’s base salary increased by 5.0%, his bonus target increased from 55% of salary to 65% of salary, and his target annual equity award increased by 4.3%. Mr. Bertolone’s base salary increased by 4.0%, and his target annual equity award increased by 11%.

36	Brinker International • 2024 Notice & Proxy	Making People Feel Special

REPORT OF THE TALENT & COMPENSATION COMMITTEE

The Talent & Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

TALENT & COMPENSATION COMMITTEE

HARRIET EDELMAN (Chair)

CYNTHIA L. DAVIS

WILLIAM T. GILES

RAMONA T. HOOD

PRASHANT N. RANADE

Compensation Policies and Practices as They Relate to the Company’s Risk Management

We believe that our compensation policies and practices for all team members, including officers, do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that the Company has appropriate safeguards in place with respect to the compensation programs that assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our officers and team members. These safeguards include managing pay opportunities to market levels through peer benchmarking; balancing performance focus between near-term objectives and long-term shareholder value creation; issuing equity awards that vest over multi-year time horizons; capping cash incentive plan payments; maintaining stock ownership guidelines for our executive officers; and maintaining no fixed-term employment agreements. Furthermore, the Committee retains its own independent compensation consultant to provide input on executive pay matters, meets regularly, and approves all performance goals, award vehicles and pay opportunity levels.

In fiscal 2024, the Committee reviewed the concept of risk as it relates to our compensation programs and determined that our programs do not encourage excessive or inappropriate risk. In reaching this conclusion, the Committee noted that long-term incentives are predominately equity-based and tied to shareholder returns, market comparisons are used, ownership guidelines are applied, and the majority of variable pay is tied to Company performance.

Making People Feel Special	Brinker International • 2024 Notice & Proxy	37

FISCAL 2024 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5)	All Other Compensation ($)(6)	Total ($)
Kevin D. Hochman	2024	939,808	—	4,499,985	2,184,525	—	77,281	7,701,599
CEO, President	2023	900,000	150,000	3,809,892	992,574	—	442,581	6,295,047
	2022	38,077	250,000	1,499,972	16,228	—	21,980	1,826,257

Joseph G. Taylor(7)	2024	645,114	—	999,978	804,986	—	42,267	2,492,345
Former EVP, CFO	2023	620,308	300,000	999,960	435,344	—	25,543	2,381,155
	2022	596,923	—	999,936	81,365	—	18,214	1,696,438

Aaron M. White	2024	504,615	—	749,964	622,385	—	49,247	1,926,211
EVP, CPO	2023	384,908	200,000	568,714	235,237	—	44,199	1,433,058

George S. Felix	2024	439,381	100,000	574,973	430,782	—	37,338	1,582,474
SVP, CMO	2023	387,404	100,000	674,954	213,626	—	23,646	1,399,630

Dominique J. Bertolone(8)	2024	259,615	100,000	812,478	300,814	61	83,116	1,556,084
SVP, President of Maggiano’s

(1)	The amounts shown represent all salary received during the applicable fiscal year. Our salaries are paid on a bi-weekly basis.
(2)

The amount shown for Mr. Felix for fiscal 2024 represents the second installment of his sign-on bonus and the amount shown for Mr. Bertolone for fiscal 2024 represents the amount of his sign-on bonus, both of which were paid in fiscal 2024.

(3)

The amounts shown represent the fair market value on the grant date of equity granted to the NEOs in the applicable fiscal year as determined pursuant to ASC Topic 718. For additional information on the assumptions used in valuing our equity awards see Note 1 and Note 11 to our Consolidated Financial Statements filed on Form 10-K for the fiscal year ended June 26, 2024. These amounts do not include any reduction in the value for the possibility of forfeiture. These amounts for all NEOs, except for Mr. Taylor, include grant date fair values for the fiscal 2024 performance shares at target payout based on the probable outcome of the performance condition, determined as of the grant date, without any modification based on the Company’s relative TSR. The maximum potential value of these performance shares is 200% of target. For fiscal 2024, Mr. Hochman’s target grant date fair value for such performance shares is $2,699,999 and the maximum value would be $4,844,093, Ms. White’s target grant date fair value is $449,994 and the maximum value would be $807,338, Mr. Felix’s target grant date fair value is $344,979 and the maximum value would be $618,930, and Mr. Bertolone’s target grant date fair value is $157,486 and the maximum value would be $282,519.

(4)

The amounts shown were earned under the short-term Bonus Plan. Details about the plan can be found in the Compensation Discussion and Analysis under the section titled Short-Term Incentives of this Proxy Statement.

(5)

The amount shown for Mr. Bertolone reflects the above market interest rate paid to him in the Deferred Plan. The market rate is the applicable federal long-term rate published under Internal Revenue Code Section 1274, Revenue Ruling 2024-12. The applicable federal long-term rate for June 2024 was 5.61%. Our Deferred Plan paid 6.25% in calendar 2023 and 8.50% in calendar 2024.

(6)

The amounts shown in this column reflect the value of benefits and perquisites provided to the NEOs during the year. These include: car allowance, financial planning, dining discount, health club reimbursement, annual executive physical, company matching contributions to the qualified 401(k) Plan, life insurance, executive retiree medical insurance, long-term care insurance, and relocation expenses for Mr. Hochman and Mr. Bertolone which are detailed in the table below.

	All Other Compensation Included in the Summary Compensation Table for Fiscal 2024
Name	Company Matching Contributions to the 401(k) Plan ($)	Car Allowance ($)	Company Provided Life, Retiree Medical, and Long Term Care Insurance Premiums ($)(a)	Other Compensation ($)(b)	Total All Other Compensation ($)
Kevin D. Hochman	13,700	—	16,449	47,132	77,281
Joseph G. Taylor	—	9,600	18,356	14,311	42,267
Aaron M. White	13,991	9,600	6,440	19,216	49,247
George S. Felix	14,079	8,400	9,171	5,688	37,338
Dominique J. Bertolone	3,462	4,523	4,977	70,154	83,116

(a)	Represents benefit premiums paid to a third party for Company-provided life insurance, executive retiree medical insurance and long-term care insurance.
(b)

Represents the value of perquisites and benefits paid directly to or on the NEOs’ behalf for annual executive physical, financial planning, dining discount, and health club reimbursement. Mr. Hochman’s other compensation also includes $36,477 in expenses related to his relocation from a different state to a location near the Company’s headquarters following being hired by the Company as CEO. Mr. Bertolone’s other compensation also includes $69,949 in expenses related to his relocation from a different state to a location near the Company’s headquarters.

(7)	Mr. Taylor retired from the Company on September 6, 2024.
(8)	Mr. Bertolone was appointed Senior Vice President and President of Maggiano’s Little Italy on December 1, 2023.

38	Brinker International • 2024 Notice & Proxy	Making People Feel Special

Fiscal 2024 Grants of Plan-Based Awards Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
Name	Committee Action Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Kevin D. Hochman
RSUs(3)	8/30/2023	8/31/2023							54,995	1,799,986
Performance Shares(4)	8/30/2023	8/31/2023				772	77,209	154,418		2,699,999
Bonus Plan		N/A	367,641	1,225,471	2,450,942

Joseph G. Taylor
RSUs(5)	8/30/2023	9/6/2023							32,647	999,978
Bonus Plan		N/A	135,474	451,580	903,160

Aaron M. White
RSUs(3)	8/30/2023	8/31/2023							9,165	299,970
Performance Shares(4)	8/30/2023	8/31/2023				129	12,868	25,736		449,994
Bonus Plan		N/A	104,743	349,144	698,288

George S. Felix
RSUs(3)	8/30/2023	8/31/2023							7,027	229,994
Performance Shares(4)	8/30/2023	8/31/2023				99	9,865	19,730		344,979
Bonus Plan		N/A	72,498	241,659	483,318

Dominique J. Bertolone
RSUs(3)	11/16/2023	12/13/2023							2,524	104,998
RSUs(6)	11/16/2023	12/13/2023							13,221	549,994
Performance Shares(4)	11/16/2023	12/13/2023				35	3,543	7,086		157,486
Bonus Plan		N/A	50,625	168,750	337,500

(1)

The amounts shown in column (d) reflect the threshold payment level under the Bonus Plan applicable to the NEO. The threshold award level is 30% of target (e) and the maximum award (f) is 200% of target (e). The threshold award level of 30% of target represents threshold achievement of 50% on the financial performance component and 0% achievement of the Revenue KPI.

(2)

The amounts shown represent the fair market value at grant date for financial reporting purposes in fiscal 2024 of stock awards as determined pursuant to ASC Topic 718. For additional information on the assumptions used in valuing our equity awards see Note 1 and Note 11 to our Consolidated Financial Statements filed with the Company’s Annual Report on Form 10-K for the fiscal year ended June 26, 2024.

(3)	These RSUs were granted to NEOs as part of their annual equity award and vest in three equal annual installments on each of the first, second and third anniversaries of the date of grant.
(4)

These performance shares are detailed in the Compensation Discussion and Analysis under the section titled Long-Term Incentives of this Proxy Statement. The amounts in columns (g)–(i) reflect the number of shares the individual would receive for (g) a payout percentage at 1% of the target award (i.e., Threshold), (h) equal to the target award and (i) at the maximum payout percentage (i.e., 200% of the target). The August 30, 2023 dates reflect the dates the target awards were established for the performance shares. The actual awards will not be earned until the end of fiscal 2026, and only then if the performance metrics are achieved. The target award will be achieved if the Company’s Adjusted EBITDA is $443 million, the threshold payout percentage is not achieved unless Adjusted EBITDA exceeds $376.6 million and the maximum payout percentage is achieved at $509.5 million in Adjusted EBITDA.

(5)

These RSUs were granted to Mr. Taylor as his annual equity award for fiscal 2024 and will settle in three equal annual installments on each of the first, second, and third anniversaries of the date of grant.

(6)

These RSU’s were granted to Mr. Bertolone to make him whole for certain foregone compensation from his prior employer and vest in three equal annual installments on each of the first, second and third anniversaries of the date of grant.

Making People Feel Special	Brinker International • 2024 Notice & Proxy	39

Fiscal 2024 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Kevin D. Hochman				54,995	(3)	4,007,486	154,418	11,252,440

				53,624	(4)	3,907,581	142,958	10,417,349

				50,881	(5)	3,707,698

Joseph G. Taylor				32,647	(6)	2,378,987	37,522	2,734,228
				14,074	(4)	1,025,572	5,733	417,764
				7,440	(4)	542,153
				195	(7)	14,210
				216	(7)	15,740
				260	(7)	18,946
				350	(7)	25,505
				400	(7)	29,148
				800	(7)	58,296
				800	(7)	58,296
				800	(7)	58,296
				500	(7)	36,435

Aaron M. White	4,304	38.51	8/29/2027	9,165	(3)	667,854	25,736	1,875,382
	3,661	43.35	8/30/2026	1,298	(8)	94,585	21,340	1,555,046
	898	44.73	5/3/2026	6,685	(4)	487,136	2,723	198,425
				100	(9)	7,287
				3,534	(4)	257,523

George S. Felix				7,027	(3)	512,057	19,730	1,437,726
				6,685	(4)	487,136	17,822	1,298,690
				7,037	(10)	512,786

Dominique J. Bertolone				2,524	(3)	183,924	7,086	516,356
				13,221	(11)	963,414

(1)	Vested options have a maximum eight-year term. Each option was granted eight years prior to the expiration date.
(2)

RSUs and performance shares are valued based on the $72.87 closing price of the Company’s common stock as of the end of our fiscal year, June 26, 2024. The fiscal 2024 - fiscal 2026 and fiscal 2023 - fiscal 2025 performance shares reflect achieving maximum performance as performance is currently tracking above target. The fiscal 2022 - fiscal 2024 performance shares reflect actual performance, and were paid out on August 19, 2024 at 51.37% of target.

(3)	These RSUs were granted to NEOs as part of their annual equity award and vest in three equal annual installments on each of the first, second and third anniversaries of the date of grant.
(4)

These RSUs were granted to NEOs as part of their annual equity awards in prior years and cliff vest after three years or upon a qualifying retirement from the Company if earlier. Mr. Taylor’s RSU’s are fully vested as of his retirement from the Company on September 6, 2024.

(5)	These RSUs were granted to Mr. Hochman to make him whole for certain foregone compensation from his prior employer and cliff vest after three years.
(6)

These RSUs were granted to Mr. Taylor as his annual equity award for fiscal 2024 and will settle in three equal annual installments on each of the first, second, and third anniversaries of the date of grant.

(7)

These RSUs were granted to NEOs under the Career Equity program as described in the Compensation Discussion and Analysis under the section titled Other Executive Compensation Program Elements of this Proxy Statement and vest upon a qualifying retirement from the Company.

(8)	These RSUs were granted to Ms. White as a result of an increase in her annual compensation due to her appointment as Executive Vice President and Chief People Officer and cliff vest after three years.
(9)	These RSUs were granted to Ms. White as compensation for signing a non-compete agreement and cliff vest after three years.
(10)	These RSUs were granted to Mr. Felix to make him whole for certain foregone compensation from his prior employer and cliff vest after three years.
(11)

These RSU’s were granted to Mr. Bertolone to make him whole for certain foregone compensation from his prior employer and vest in three equal annual installments on each of the first, second and third anniversaries of the date of grant.

40	Brinker International • 2024 Notice & Proxy	Making People Feel Special

FISCAL 2024 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

Kevin D. Hochman	—	—	—	—

Joseph G. Taylor	54,588	914,503	24,565	825,183

Aaron M. White	—	—	11,786	393,888

George S. Felix	—	—	—	—

Dominique J. Bertolone	—	—	—	—

(1)	Reflects the difference between the market price of our common stock at the date and time of exercise and the exercise price of the option.
(2)	Reflects the vesting of (i) the RSUs granted in fiscal 2021 and (ii) for Mr. Taylor, the performance shares granted under the fiscal 2021 - fiscal 2023 Performance Share Plan.
(3)	The value realized is based upon the fair market value of our common stock on the date of vesting multiplied by the number of units which vested.

FISCAL 2024 NONQUALIFIED DEFERRED COMPENSATION TABLE

The Deferred Plan is a non-qualified deferred compensation plan for all of our officers, including the NEOs. Deferred Plan participants elect the percentage of their salary and bonus, not to exceed 50%, they wish to defer into their Deferred Plan account. Of our NEOs, only Mr. Bertolone participates in the Deferred Plan.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals /Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Kevin D. Hochman	—	—	—	—	—

Joseph G. Taylor	—	—	—	—	—

Aaron M. White	—	—	—	—	—

George S. Felix	—	—	—	—	—

Dominique J. Bertolone	38,461	—	467	—	38,928

(1)

Our Deferred Plan pays a fixed rate of interest on participants’ deferrals which is compounded monthly. The interest rate is based on the prime rate on the first business day each November. The rate was 6.25% for calendar 2023, and 8.50% for calendar 2024.

Company Sponsored Pension Plan

The Company does not sponsor a pension plan.

Retirement Definitions and Payouts

For those executives who remain with us for their career, we want to ensure they are able to benefit from their contributions to our long-term success. Therefore, we have defined retirement provisions that allow for post-employment benefits. Early retirement is defined as age plus years of service equals 70, with a minimum age of 55. Normal retirement is defined as age plus years of service equals 70, with a minimum age of 60; or attainment of age 65 (regardless of service). This definition is applied to all of our equity programs (except for retention and other one-time equity grants), our retiree medical program, and our Bonus Plan. Listed below are our general equity programs and their treatment under early and normal retirement scenarios:

	Early Retirement	Normal Retirement
Career Equity	Pro-rated and paid upon retirement	The full award is paid upon retirement

Performance Shares	Pro-rated and paid at the end of the measurement period based on actual results	The full award is paid at the end of the measurement period based on actual results

Restricted Stock Units	Pro-rated and paid on the standard vesting schedule	The full award is paid on the standard vesting schedule

Bonus Plan	Pro-rated and may be paid at end of the fiscal year at the discretion of the Committee	Pro-rated and may be paid at end of the fiscal year at the discretion of the Committee

Making People Feel Special	Brinker International • 2024 Notice & Proxy	41

Beginning in fiscal 2022, the RSUs granted to NEOs require NEOs to provide significant advance notice to the chair of the Committee that the NEO is considering retirement in order to qualify for the retirement treatment described above. This notice requirement is intended to assist the Committee with succession planning.

Hochman Employment Agreement

In connection with his appointment as CEO, Mr. Hochman and the Company entered into an Employment Agreement (the “Hochman Employment Agreement”), which sets forth the terms of Mr. Hochman’s employment with the Company. The Hochman Employment Agreement is not for a fixed term. Among other things, the Hochman Employment Agreement provided for a grant of $1,500,000 in restricted stock units, intended to compensate Mr. Hochman for certain foregone compensation from his prior employer, which will vest in full on the third anniversary of the date of grant (the “Make Whole Equity Award”).

Under the Hochman Employment Agreement, Mr. Hochman, as CEO, also may become entitled to severance benefits. The severance benefits are payable to Mr. Hochman in the event of (A) a termination of employment by the Company without “cause” or resignation for “good reason” by Mr. Hochman prior to a change in control or more than two years following a change in control or (B) a termination of employment by the Company without cause or a resignation by Mr. Hochman for good reason within two years of a change in control.

For these purposes:

a.

“Change in control” is generally defined as a sale, transfer or other conveyance of all or substantially all of the assets of the Company, an acquisition by any person or group of more than 50% of our stock, or certain changes in our Board of Directors.

b.

“Cause” generally means the commission of certain crimes, the gross mismanagement or neglect of duties, a material breach of the Company’s written policies, violation of federal or state securities laws, rules or regulations, or an act of fraud, misappropriation or embezzlement.

c.

“Good reason” generally means a material diminution in base salary, a reduction in target annual bonus opportunity, a relocation of the principal location at which the executive is required to provide services by more than 50 miles, the failure of the Company to obtain an agreement from any successor to the Company to assume the obligations under the Hochman Employment Agreement, a material, adverse change in Mr. Hochman’s title, authority or responsibilities, a material breach by the Company of any material provisions of the Hochman Employment Agreement or other written agreement with Mr. Hochman, or a failure of a successor to the Company to nominate Mr. Hochman to the successor’s board of directors.

Under the Hochman Employment Agreement, the severance benefits generally consist of the following:

a.

a lump sum payment equal to: (i) 24 months of Mr. Hochman’s then-current base salary (in the event of a termination without cause or resignation for good reason by Mr. Hochman prior to or more than two years following a change in control) or 36 months of Mr. Hochman’s then-current base salary (in the event of a termination without cause or a resignation for good reason within two years following a change in control) plus (ii) an amount equal to Mr. Hochman’s target bonus for the year of termination under the Bonus Plan;

b.	continued payment by the Company of Mr. Hochman’s health insurance coverage premiums for 18 months following Mr. Hochman’s termination of employment; and

c.	accelerated vesting of the Make Whole Equity Award.

In connection with receipt of such severance benefits, Mr. Hochman is required to abide by certain restrictive covenants and to execute (and not-revoke) a separation agreement and release of claims in a form satisfactory to the Company.

The treatment of Mr. Hochman’s outstanding equity awards upon the termination of his employment will be determined in accordance with the terms of the applicable equity plans.

Change in Control Severance Agreements and Severance Plan

We have adopted the Executive Severance Benefits Plan (the “Severance Plan”) for eligible executive employees and have entered into a Change in Control Severance Agreement (the “Taylor CIC Agreement”) with Mr. Taylor. The Taylor CIC Agreement and Severance Plan worked in conjunction with each other. Prior to Mr. Taylor’s retirement the Taylor CIC Agreement provided that in the event that the employment of Mr. Taylor was terminated by the Company without cause prior to a change in control or more than two years following a change in control (“cause” and “change in control” are defined below), Mr. Taylor would have been eligible to receive severance pursuant to the Severance Plan. In such a termination, the Severance Plan provides for the following benefits:

•	18 months of the executive’s then-current base salary, payable in a lump sum within 60 days following such termination of employment;

•

an amount equal to the annual bonus that would have been earned under the Bonus Plan for the fiscal year in which the termination of employment occurs, based on the actual Company performance for the year as if the executive had remained employed through the end of the fiscal year, payable in a lump sum in the Company’s fiscal year following the performance year in which the termination of employment occurred; and

•

continued payment by the Company of the executive’s health insurance coverage premiums for 18 months following the executive’s termination date to the same extent that the Company paid for such coverage immediately prior to the date of termination (the “18-Month COBRA Subsidy”).

42	Brinker International • 2024 Notice & Proxy	Making People Feel Special

Prior to Mr. Taylor’s retirement, the Taylor CIC Agreement further provided that if his employment had been terminated by the Company without “cause” or Mr. Taylor had resigned for “good reason” within two years of a change in control (as such term is defined below), Mr. Taylor would have been entitled to receive the following benefits:

•	an amount equal to 24 months of Mr. Taylor’s then-current base salary, plus;

•	Mr. Taylor’s target bonus for the year of termination under the Bonus Plan, payable in a lump sum within 60 days following the date of such termination of employment; and

•	the 18-Month COBRA Subsidy.

We also entered into a Change in Control Severance Agreement with Ms. White (the “White CIC Agreement”) and Mr. Bertolone (the “Bertolone CIC Agreement”). Each of these two agreements provides that in the event that the employment of the Executive Officer is terminated by the Company without “cause” prior to a change in control or more than two years following a change in control, the Executive Officer shall be eligible to receive severance pursuant to the Severance Plan. In such a termination, the Severance Plan provides for the following benefits:

•	an amount equal to 12 months of the Executive Officer’s then-current base salary, plus;

•

an amount equal to the annual bonus that would have been earned under the Bonus Plan for the fiscal year in which the termination of employment occurs, based on the actual Company performance for the fiscal year as if the Executive Officer had remained employed through the end of the fiscal year, payable in a lump sum in the Company’s fiscal year following the performance year in which the termination of employment occurred; and

•

continued payment by the Company of the Executive Officer’s health insurance coverage premiums for 12 months following executive’s termination date to the same extent that the Company paid for such coverage immediately prior to the date of termination (the “12-Month COBRA Subsidy”).

The White CIC Agreement and Bertolone CIC Agreement further provide that if the Executive Officer’s employment is terminated by the Company without “cause” or the Executive Officer resigns for “good reason” within two years of a change in control, the Executive Officer will be entitled to receive the following benefits:

•	an amount equal to12 months of the Executive Officer’s then-current base salary, plus;

•	an amount equal to the Executive Officer’s target bonus for the year of termination under the Bonus Plan, payable in a lump sum within 60 days following the date of such termination of employment; and

•	the 12-Month COBRA Subsidy.

The Bertolone CIC Agreement further provides that Mr. Bertolone will be entitled to accelerated vesting of one-third of his Make Whole RSUs in the event (i) his employment is terminated by the Company without “cause” prior to a change in control or more than two years following a change in control, or (ii) his employment is terminated by the Company without “cause” or Mr. Bertolone resigns for “good reason” within two years of a change in control. The Bertolone CIC Agreement will terminate on the first anniversary of Mr. Bertolone’s employment with the Company.

In connection with receipt of the foregoing severance benefits described under this Change in Control Severance Agreements and Severance Plan section, the applicable NEOs are required to abide by certain restrictive covenants and to execute (and not-revoke) a separation agreement and release of claims in a form satisfactory to the Company.

Under the Taylor CIC Agreement, the White CIC Agreement, the Bertolone CIC Agreement and Severance Plan:

•	“Cause” generally means an act of fraud, misappropriation or embezzlement, the gross mismanagement or neglect of duties or Company policies or the commission of certain crimes.

•

“Change in control” generally means a sale, transfer or other conveyance of all or substantially all of the assets of the Company, an acquisition by any person or group of more than 50% of our stock, or certain changes in of Board of Directors.

•

“Good reason” generally means a material diminution in base salary, a reduction in target annual bonus opportunity, a relocation of the principal location at which the executive is required to provide services by more than 50 miles, the failure of the Company of obtain an agreement from any successor to the Company to assume the obligations under the Change in Control Severance Agreement, or a material, adverse change in the executive’s title, reporting relationship, authority or responsibilities.

Equity and Other Incentive Awards

Our equity-based awards do not use single-trigger provisions that would result in the automatic full vesting of awards upon a change in control. The vesting provisions in relation to a change in control for equity-based awards granted to the NEOs and our short-term Bonus Plan are detailed below:

Short-Term Bonus Plan:

•

Our fiscal 2024 short-term Bonus Plan is a cash-based annual incentive arrangement in which NEOs participated together with all team members employed at our restaurant support center. In the event of a change in control (as defined in the bonus plan) during the fiscal

Making People Feel Special	Brinker International • 2024 Notice & Proxy	43

year, all participants (including NEOs) will receive a payment equal to the greater of (i) the payout as calculated under the provisions of the plan, or (ii) the participant’s target award, provided that the participant does not cease to be an employee of the Company prior to the change in control. The target awards and actual payouts for the NEO’s under the fiscal 2024 short-term Bonus Plan are set forth in the Fiscal 2024 Short-Term Incentive Payout versus Target table of the CD&A.

Restricted Stock Units and Stock Options:

•

RSUs and stock options do not become fully vested upon a change in control (as defined in the applicable award agreement) unless the awards are not assumed or replaced with comparable awards by the acquiring entity or cease to remain outstanding immediately following the change in control. If a participating NEO’s employment is terminated without “cause” within 24 months following a change in control or the NEO terminates their employment for “good reason” within 24 months following a change in control, such RSUs and stock options become fully vested (and, in the case of stock options, exercisable) upon such termination of employment.

Performance Share Plans:

•

Performance share awards do not vest upon a change in control (as defined in the Brinker Performance Share Plan) unless the awards are not assumed or replaced with comparable awards by the acquiring entity in such a change in control or cease to remain outstanding immediately following the change in control. Otherwise, upon a change in control, the applicable measurement period (but not the performance period) will end and the performance calculations will be modified to account for the shortened measurement period. A participating NEO must remain employed through the end of the performance period to earn such award, unless the NEO’s employment is terminated without “cause” or terminates for “good reason” following the change in control, in which case the NEO will fully vest upon such termination in the number of achieved shares determined based on performance through the change in control date.

Quantification of Termination Payments and Benefits

The following tables reflect the amount of compensation that would be paid to each of our NEOs in the event of a termination of the NEO’s employment under various scenarios. The amounts shown assume that such termination of employment was effective as of June 26, 2024 and include estimates of the amounts that would be paid to each NEO upon such NEO’s termination of employment. The amounts are also based upon the assumption that the price per share of our common stock is equal to the closing price of our common stock on June 26, 2024 ($72.87), the last trading day in fiscal 2024. The tables include only additional benefits that result from the termination of employment and do not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. The tables do not include potential amounts that could be paid under the Bonus Plan if the Committee maintains discretion on whether to pay such amounts.

44	Brinker International • 2024 Notice & Proxy	Making People Feel Special

FISCAL 2024 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

KEVIN D. HOCHMAN

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)(1)	Involuntary Not For Cause Termination or Resignation for Good Reason (2) ($)	For Cause Termination ($)	Involuntary Not For Cause Termination or Resignation for Good Reason Within Two Years of Change in Control ($)	Disability (3)($)	Death (3)($)
Cash Compensation
Cash Severance(4)	—	—	1,900,000	—	2,850,000	—	—
Bonus(5)	—	—	1,225,471	—	1,225,471	—	—
Equity Compensation(6)
Stock Options	—	—	—	—	—	—	—
Performance Shares	—	—	5,347,857	—	10,834,895	5,347,857	5,347,857
Restricted Stock Units	—	—	7,208,855	—	11,622,765	11,622,765	11,622,765
Benefits & Perquisites
Life Insurance(7)	—	—	—	—	—	—	3,500,000
Disability Insurance(8)	—	—	—	—	—	935,577	—
Total	—	—	15,682,183	—	26,533,131	17,906,199	20,470,622

(1)	As of the last day of the fiscal year, Mr. Hochman was not eligible for retirement under our retirement provisions.
(2)	In this scenario Mr. Hochman is able to retain a pro-rata portion of his performance share awards, all of his fiscal 2022 RSUs, and a pro-rata portion of his fiscal 2023 and fiscal 2024 RSUs.
(3)	Under our death and disability provisions, Mr. Hochman is able to retain a pro-rata portion of his performance share awards and all of his RSUs.
(4)

Severance payments shown are based on the Hochman Employment Agreement. His agreement provides for 24 months of continued base salary in the event of a termination of employment without cause or resignation for good reason prior to or more than two years following a change in control, or 36 months of continued base salary upon a termination of employment without cause or a resignation for good reason within two years following a change in control.

(5)	The Hochman Employment Agreement states that a target bonus award will be paid for the fiscal year in which either an involuntary termination without cause or a termination for good reason occurs.
(6)

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Hochman’s equity awards, please see the Fiscal 2024 Outstanding Equity Awards at Fiscal Year-End Table.

(7)	The Company provides term life insurance for Mr. Hochman at four times base salary with a maximum benefit of $3,500,000.
(8)

Amount shown assumes that Mr. Hochman would be on short-term disability for seventeen weeks (which represents the maximum coverage allowed under our short-term disability plan based on tenure) and then long-term disability for two years.

Making People Feel Special	Brinker International • 2024 Notice & Proxy	45

FISCAL 2024 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

JOSEPH G. TAYLOR

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)(1)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary Not For Cause Termination or Resignation for Good Reason Within Two Years of Change in Control ($)	Disability (2)($)	Death (2)($)
Cash Compensation
Cash Severance(3)	—	—	975,780	—	1,301,040	—	—
Bonus(4)	—	—	804,986	—	451,580	—	—
Equity Compensation(5)
Stock Options	—	—	—	—	—	—	—
Performance Shares(6)	1,784,870	1,784,870	1,784,870	—	1,784,870	1,784,870	1,784,870
Restricted Stock Units	4,261,584	4,261,584	4,261,584	—	4,261,584	4,261,584	4,261,584
Benefits & Perquisites
Life Insurance(7)	—	—	—	—	—	—	2,602,080
Disability Insurance(8)	—	—	—	—	—	887,634	—
Total	6,046,454	6,046,454	7,827,220	—	7,799,074	6,934,088	8,648,534

(1)

As of the last day of the fiscal year, Mr. Taylor was eligible for normal retirement under our retirement provisions (please see Retirement Definitions and Payouts). Our retirement provisions provide for certain post-employment benefits and apply to all of our equity programs (except for retention and other one-time equity grants) and our retiree medical program.

(2)	Under our death and disability provisions, Mr. Taylor would have been able to retain all of his performance share awards, RSUs and Career Equity awards.
(3)

Severance payments shown are based on the Taylor CIC Agreement. His agreement provides for 18 months of continued base salary in the event of a termination of employment without cause prior to or more than two years following a change in control, or 24 months of continued base salary upon a termination of employment without cause or a resignation for good reason within two years following a change in control.

(4)

The bonus shown was earned for fiscal 2024 but was unpaid as of the last day of the fiscal year. Mr. Taylor’s agreement states that a target award will be paid upon termination or resignation related to a change in control, and an earned bonus award to be paid in all other scenarios where the bonus is shown.

(5)	Under our retirement provisions, as applied to our equity programs, Mr. Taylor was eligible to retain the following:
•	all of his performance share awards; and
•	all of his RSUs and Career Equity awards.

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Taylor’s equity awards, please see the Fiscal 2024 Outstanding Equity Awards at Fiscal Year-End Table.

(6)	Under all of the scenarios, the fiscal 2022 performance shares reflect a payout of 51.37% and a target payout for fiscal 2023 awards.
(7)	The Company provides term life insurance for Mr. Taylor at four times base salary with a maximum benefit of $3,500,000.
(8)

Amount shown assumes that Mr. Taylor would be on short-term disability for seventeen weeks (which represents the maximum coverage allowed under our short-term disability plan based on tenure) and then long-term disability for two years.

46	Brinker International • 2024 Notice & Proxy	Making People Feel Special

FISCAL 2024 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

AARON M. WHITE

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)(1)	Involuntary Not For Cause Termination (2)($)	For Cause Termination ($)	Involuntary Not For Cause Termination or Resignation for Good Reason Within Two Years of Change in Control ($)	Disability (3)($)	Death (3)($)
Cash Compensation
Cash Severance(4)	—	—	525,000	—	525,000	—	—
Bonus(5)	—	—	622,385	—	349,144	—	—
Equity Compensation(6)
Stock Options	—	—	—	—	—	—	—
Performance Shares(7)	—	—	1,029,346	—	1,913,648	1,029,346	1,029,346
Restricted Stock Units	—	—	784,640	—	1,514,385	1,514,385	1,514,385
Benefits & Perquisites
Life Insurance(8)	—	—	—	—	—	—	2,100,000
Disability Insurance(9)	—	—	—	—	—	765,288	—
Total	—	—	2,961,371	—	4,302,177	3,309,019	4,643,731

(1)	As of the last day of the fiscal year, Ms. White was not eligible for retirement under our retirement provisions.
(2)	In this scenario Ms. White is able to retain a pro-rata portion of her performance share awards and RSUs.
(3)	Under our death and disability provisions, Ms. White is able to retain a pro-rata portion of her performance share awards and all of her RSUs.
(4)

Severance payments shown are based on Ms. White’s SVP CIC Agreement. Her agreement provides for 12 months of continued base salary in the event of a termination of employment without cause prior to or more than two years following a change in control, or upon a termination of employment without cause or a resignation for good reason within two years following a change in control.

(5)

The bonus shown was earned for fiscal 2024 but is unpaid as of the last day of the fiscal year. Ms. White’s agreement states that a target award will be paid upon termination or resignation related to a change in control, and an earned award to be paid in all other scenarios where the bonus is shown.

(6)

The amounts shown here do not include the value of any vested equity awards. For more information on Ms. White’s equity awards, please see the Fiscal 2024 Outstanding Equity Awards at Fiscal Year-End Table.

(7)	Under all of the scenarios listed, the fiscal 2022 performance shares reflect a payout of 51.37% and a target payout for fiscal 2023 and fiscal 2024 awards.
(8)	The Company provides term life insurance for Ms. White at four times base salary with a maximum benefit of $3,500,000.
(9)

Amount shown assumes that Ms. White would be on short-term disability for seventeen weeks (which represents the maximum coverage allowed under our short-term disability plan based on tenure) and then long-term disability for two years.

Making People Feel Special	Brinker International • 2024 Notice & Proxy	47

FISCAL 2024 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

GEORGE S. FELIX

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)(1)	Involuntary Not For Cause Termination ($)(2)	For Cause Termination ($)	Involuntary Not For Cause Termination Within Two Years of Change in Control ($)	Disability (3)($)	Death (3)($)
Cash Compensation
Cash Severance	—	—	—	—	—	—	—
Bonus	—	—	—	—	—	—	—
Equity Compensation(4)
Stock Options	—	—	—	—	—	—	—
Performance Shares	—	—	672,517	—	1,368,208	672,517	672,517
Restricted Stock	—	—	439,932	—	1,511,979	999,193	999,193
Benefits & Perquisites
Life Insurance(5)	—	—	—	—	—	—	1,329,188
Disability Insurance(6)	—	—	—	—	—	618,583	—
Total	—	—	1,112,449	—	2,880,187	2,290,293	3,000,898

(1)	As of the last day of the fiscal year, Mr. Felix was not eligible for retirement under our retirement provisions.
(2)

In this scenario Mr. Felix is able to retain a pro-rata portion of his performance share awards, none of his fiscal 2023 make-whole RSUs granted in connection with his hiring, and a pro-rata portion of his fiscal 2023 and fiscal 2024 RSUs.

(3)

Under our death and disability provisions, Mr. Felix is able to retain a pro-rata portion of his performance share awards, none of his fiscal 2023 make-whole RSUs granted in connection with his hiring, and all of his fiscal 2023 and fiscal 2024 RSUs.

(4)

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Felix’s equity awards, please see the Fiscal 2024 Outstanding Equity Awards at Fiscal Year-End Table

(5)	The Company provides term life insurance for Mr. Felix at three times base salary with a maximum benefit of $3,500,000.
(6)

Amount shown assumes that Mr. Felix would be on short-term disability for seventeen weeks (which represents the maximum coverage allowed under our short-term disability plan based on tenure) and then long-term disability for two years.

48	Brinker International • 2024 Notice & Proxy	Making People Feel Special

FISCAL 2024 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

DOMINIQUE J. BERTOLONE

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)(1)	Involuntary Not For Cause Termination (2)($)	For Cause Termination ($)	Involuntary Not For Cause Termination or Resignation for Good Reason Within Two Years of Change in Control ($)	Disability (3)($)	Death (3)($)
Cash Compensation
Cash Severance(4)	—	—	500,000	—	500,000	—	—
Bonus(5)	—	—	300,814	—	168,750	—	—
Equity Compensation(6)
Stock Options	—	—	—	—	—	—	—
Performance Shares	—	—	86,059	—	258,178	86,059	86,059
Restricted Stock Units	—	—	351,792	—	505,062	505,062	505,062
Benefits & Perquisites
Life Insurance(7)	—	—	—	—	—	—	2,000,000
Disability Insurance(8)	—	—	—	—	—	698,077	—
Total	—	—	1,238,665	—	1,431,990	1,289,198	2,591,121

(1)	As of the last day of the fiscal year, Mr. Bertolone was not eligible for retirement under our retirement provisions.
(2)	In this scenario Mr. Bertolone is able to retain a pro-rata portion of his performance share awards, one-third of his fiscal 2024 Make Whole RSUs, and a pro-rata portion of his fiscal 2024 RSUs.
(3)

Under our death and disability provisions, Mr. Bertolone is able to retain a pro-rata portion of his performance share awards, one-third of his fiscal 2024 Make Whole RSUs, and all of his fiscal 2024 RSUs.

(4)

Severance payments shown are based on Mr. Bertolone’s SVP CIC Agreement. His agreement provides for 12 months of continued base salary in the event of a termination of employment without cause prior to or more than two years following a change in control, or upon a termination of employment without cause or a resignation for good reason within two years following a change in control.

(5)

The bonus shown was earned for fiscal 2024 but is unpaid as of the last day of the fiscal year. Mr. Bertolone’s agreement states that a target award will be paid upon termination or resignation related to a change in control, and an earned award to be paid in all other scenarios where the bonus is shown.

(6)

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Bertolone’s equity awards, please see the Fiscal 2024 Outstanding Equity Awards at Fiscal Year-End Table.

(7)	The Company provides term life insurance for Mr. Bertolone at four times base salary with a maximum benefit of $3,500,000.
(8)

Amount shown assumes that Mr. Bertolone would be on short-term disability for seventeen weeks (which represents the maximum coverage allowed under our short-term disability plan based on tenure) and then long-term disability for two years.

Making People Feel Special	Brinker International • 2024 Notice & Proxy	49

CEO Pay Ratio

The Committee believes executive pay must be consistent and equitable to motivate our team members to create shareholder value. The Committee reviewed a comparison of annual total compensation of the CEO to the annual compensation of the median team member who was selected from all team members who were employed (other than the CEO) as of the last day of fiscal 2024.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median team member, we utilized total cash compensation paid during the year, and we annualized the compensation for any permanent team members that were not employed by us for all of fiscal 2024. We believe the use of total cash compensation for all employees as a consistently applied compensation measure is reasonable because a substantial portion of our team members only receive cash compensation. The majority of team members work part-time and as such are not eligible for our bonus or equity plans, and don’t work enough hours to participate in our company-paid benefit plans.

After identifying the median team member, we calculated annual total compensation for the team member using the same methodology we use for our NEOs as set forth in the Summary Compensation Table of this Proxy Statement.

The compensation for Mr. Hochman, our current CEO, in fiscal 2024 was $7,701,599 as reported in the Summary Compensation Table above. The compensation of our median team member was $23,269. Thus, our CEO’s annualized total compensation was approximately 331 times the pay of our median team member for fiscal 2024.

50	Brinker International • 2024 Notice & Proxy	Making People Feel Special

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the
Compensation Discussion and Analysis
section of this Proxy Statement.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
							Value of Initial Fixed $100 Investment Based On:		Net Income (in millions)(7)	Pre-tax Income (in millions)(8)
Year	Summary Compensation Table Total for Mr. Roberts(1)	Compensation Actually Paid to Mr. Roberts(2)	Summary Compensation Table Total for Mr. Hochman(1)	Compensation Actually Paid to Mr. Hochman(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Total Shareholder Return(5)	Peer Group Total Shareholder Return(5)(6)

2024			$7,701,599	$25,426,699	$1,889,279	$4,464,747	$309.69	$162.80	$155.3	$164.9

2023			$6,295,047	$8,012,657	$1,774,015	$1,942,847	$153.85	$163.00	$102.6	$90.8
2022	$5,933,303	$(36,452,258)	$1,826,257	$1,466,528	$1,272,805	$(1,887,955)	$95.24	$128.30	$117.6	$115.2
2021	$6,958,837	$54,264,076			$1,531,194	$5,036,832	$262.86	$140.63	$131.6	$145.2

(1)
The dollar amounts reported in column (b) are the amounts reported for Wyman Roberts, who served as the Company’s Chief Executive Officer for fiscal 2021 and part of fiscal 2022 in the “Total” column of the Summary Compensation Table. The dollar amounts reported in column (d) are the amounts reported for Kevin Hochman, who served as the Company’s Chief Executive Officer for part of fiscal 2022 and all of fiscal 2023 and fiscal 2024, in the “Total” column of the Summary Compensation Table. Mr. Roberts retired from his position as CEO and President of Brinker and President of Chili’s Grill & Bar effective as of June 5, 2022. Mr. Hochman was appointed to serve as CEO and President of Brinker and President of Chili’s Grill & Bar effective as of June 6, 2022.

(2)
The dollar amounts reported in columns (c) and (e) represent the amount of “compensation actually paid” to Mr. Roberts and Mr. Hochman, as applicable, as computed in accordance with Item 402(v) of Regulation
S-K
and do not reflect the total compensation actually realized or received by such individual. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below for fiscal 2024. Equity values are calculated in accordance with ASC Topic 718, and the methodologies applied in the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. Information on prior year calculations is included in our 2023 Proxy Statement.

	Reported Summary Compensation Table Total	[Less] Value of “Stock Awards” Reported in Summary Compensation Table	[Plus] Fair Value at Fiscal Year- End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	[Plus] Change in Fair Value from Prior Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	[Plus] Fair Value at Vesting Date of Stock Awards Granted in Fiscal Year that Vested During Fiscal Year	[Plus] Change in Fair Value from Prior Fiscal Year End Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years that Vested During Fiscal Year	[Less] Prior Year-End Fair Value of Option Awards and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions During Fiscal Year	Compensation Actually Paid to Mr. Hochman

2024	$7,701,599	$4,499,985	$10,878,515	$11,346,570	$—	$—	$—	$25,426,699

(3)
The dollar amounts reported in column (f) represent the average of the amounts reported for the Company’s other NEOs as a group (excluding Mr. Roberts and Mr. Hochman) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for these purposes in each applicable year are as follows: (i) for 2024, Mr. Taylor, Ms. White, Mr. Felix and Mr. Bertolone; (ii) for 2023, Mr. Taylor, Steven D. Provost, Ms. White, Mr. Felix, Richard A. Badgley and Wade R. Allen; (iii) for 2022, Mr. Taylor, Steven D. Provost, Richard A. Badgley and Charles A. Lousignont; and (iv) for 2021, Mr. Taylor, Steven D. Provost, Richard A. Badgley and Douglas N. Comings.

(4)
The dollar amounts reported in column (g) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Roberts and Mr. Hochman), as computed in accordance with Item 402(v) of Regulation
S-K.
In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below for fiscal 2024.
Equity
values are calculated in accordance with ASC Topic 718, and the methodologies applied in the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

Making People Feel Special	Brinker International • 2024 Notice & Proxy	51

	Average Reported Summary Compensation Table Total	[Less] Average Value of “Stock Awards” Reported in Summary Compensation Table	[Plus] Average Fair Value at Fiscal Year- End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	[Plus] Average Change in Fair Value from Prior Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	[Plus] Average Fair Value at Vesting Date of Stock Awards Granted in Fiscal Year that Vested During Fiscal Year	[Plus] Average Change in Fair Value from Prior Fiscal Year End Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years that Vested During Fiscal Year	[Less] Average Prior Year-End Fair Value of Option Awards and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions During Fiscal Year	Average Compensation Actually Paid Non-PEO NEOs

2024	$1,889,279	$784,348	$1,761,151	$1,630,880	$—	$(32,215)	$—	$4,464,747

(5)
Total Shareholder Return (TSR) is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the applicable
1-,
2-,
3-
or
4-
year measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price (or the index price) at the end of each of the Company’s fiscal year shown and the beginning of the measurement period, by (b) the Company’s share price (or the index price) at the beginning of the measurement period. The beginning of the measurement periods is June 25, 2020 for each year in the table.

(6)	The peer group used for this purpose is the S&P 500 Restaurants index.
(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)	Pre-tax income was the Company-selected metric. The dollar amounts reported represent the amount of pre-tax income reflected in the Company’s audited financial statements for the applicable year.
Relationship between Compensation Actually Paid and Performance Measures
As shown in the charts and further discussed below, the relationship between the Compensation Actually
Paid
to the PEOs and the Average Compensation Actually Paid to the
Non-PEO
NEOs over the last four fiscal years (collectively, “NEO Compensation Actually Paid”) to each of (1) TSR, (2) Net Income, and
(3) Pre-tax
Income demonstrates that such compensation fluctuates to the extent the Company is achieving its goals and increasing value for stockholders in line with the Company’s compensation philosophy and performance-based objectives.

52	Brinker International • 2024 Notice & Proxy	Making People Feel Special

In fiscal 2021, the Company executed strategies to achieve strong results in net income and pre-tax
income following the initial negative impact of the
COVID-19
pandemic. This resulted in significant stock price growth from the prior fiscal year that significantly increased both the fair value of outstanding equity awards granted in prior fiscal years and the total PEO and NEO Compensation Actually Paid.
In fiscal 2022, the Company did not achieve expected net income and pre-tax
income targets as a result of challenging market and economic conditions. This resulted in a significant stock price decrease from the prior year that significantly decreased both the fair value of outstanding equity awards granted in prior fiscal years and the total PEO and NEO Compensation Actually Paid.
In fiscal 2023, under new leadership, the Company established new strategic pillars for long-term growth. Each pillar required investment into the business while the Company continued to be impacted by significant macroeconomic conditions, including high levels of inflation. Although this resulted in lower net income and pre-tax
income, the Company’s trajectory at the end of the fiscal year and prospects for long-term growth were much stronger than the prior fiscal year, resulting in an increased stock price and increases in both the fair value of outstanding equity awards granted in prior fiscal years and the total PEO and NEO Compensation Actually Paid.

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In fiscal 2024, the Company’s successful marketing initiatives brought new guests to our restaurants while our long-term growth investments continued to improve operations and provide better guest experiences. As a result, the Company’s same restaurant sales increased significantly and outperformed the casual dining industry. The Company’s net income and pre-tax
income also grew significantly, caused dramatic stock price growth from the prior fiscal year, and increased both the fair value of outstanding equity awards granted in prior fiscal years and the total PEO and NEO Compensation Actually Paid. See also the “Compensation Discussion and Analysis” above for additional information regarding our fiscal 2024 NEO compensation.
The list below represents the most important financial performance measures used to determine Compensation Actually Paid for fiscal year 2024 as further described in the
Compensation Discussion and Analysis
within the sections titled “Short-Term Incentives” and “Long-term Incentives”.

1.	EBITDA
2.	Revenues
3.	Pre-tax Income

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REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our management is responsible for our financial reporting process, including our system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the U.S. KPMG LLP, our independent registered public accounting firm, is responsible for performing independent audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee also is responsible for the selection of our independent registered public accounting firm. The Audit Committee is composed solely of independent directors who are qualified for service under NYSE listing standards and SEC rules.

In this context, the Audit Committee held discussions with our management regarding our audited consolidated financial statements. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the U.S. Such discussions also involved an evaluation of the independence of KPMG LLP. The Audit Committee reviewed and discussed the audited consolidated financial statements with both management and KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee about independence and discussed with KPMG LLP their independence in connection with their audit of our consolidated financial statements. In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of our internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee also reviews and discusses legal and compliance matters with management, and, as necessary or advisable, KPMG LLP.

Based on the discussions with KPMG LLP concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 26, 2024 for filing with the SEC. The Audit Committee approved the appointment of KPMG LLP as our independent registered public accounting firm for the 2025 fiscal year.

Further, in accordance with its written charter, the Audit Committee is responsible for discussions with management relating to the Company’s processes to monitor and minimize significant risks and exposures. During fiscal 2024, the Audit Committee reviewed and discussed with management progress on the Company’s enterprise risk management processes, including the evaluation of identified risks and alignment of Company processes to manage the risks within the Company’s approved strategies.

Respectfully submitted,

AUDIT COMMITTEE

WILLIAM T. GILES (Chair)

FRANCES L. ALLEN

HARRIET EDELMAN

RAMONA T. HOOD

JAMES C. KATZMAN

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STOCK OWNERSHIP OF CERTAIN PERSONS

The following table shows the beneficial ownership of our common stock as of September 9, 2024 by (a) all persons known by us to beneficially own more than 5% of our common stock as of such date, (b) each present director, including present directors being considered for election at the Annual Meeting, (c) the NEOs and (d) all Executive Officers and directors as a group.

Name	Number of Shares of Common Stock Beneficially Owned as of September 9, 2024		Number Attributable to Options Exercisable Within 60 Days of September 9, 2024		Percent(11)

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	7,032,890	(1)	—	(5)	15.71%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,399,920	(2)	—	(5)	12.07%

FMR LLC 245 Summer Street Boston, MA 02210	4,064,415	(3)	—	(5)	9.08%

Holocene Advisors, LP 15 East 26th Street, 8th Floor New York, NY 10010	2,712,263	(4)	—	(5)	6.06%

Directors (6)
Frances L. Allen	19,558	(7)	—	(8)	*
Cynthia L. Davis	16,609	(7)	—	(8)	*
Joseph M. DePinto	107,001	(7)	—	(8)	*
Harriet Edelman	36,631	(7)	—	(8)	*
William T. Giles	52,650	(7)	—	(8)	*
Kevin D. Hochman	189,323	(7)	—	(8)	*
Ramona T. Hood	8,807	(7)	—	(8)	*
James C. Katzman	30,221	(7)	—	(8)	*
Frank D. Liberio	498	(7)	—	(8)	*
Prashant N. Ranade	17,537	(7)	—	(8)	*

Named Executive Officers(6)(9)
Dominique J. Bertolone	18,594	(7)	—	(10)	*
George S. Felix	23,596	(7)	—	(10)	*
Joseph G. Taylor	49,450	(7)	—	(10)	*
Aaron M. White	44,702	(7)	8,863	(10)	*
All Executive Officers and Directors as a Group (19 persons)	769,289	(7)	39,251	(10)	1.72%

*	Less than 1%.

(1)

Based on information contained in Schedule 13G/A dated January 22, 2024, filed on January 22, 2024. The Schedule 13G/A reported that BlackRock, Inc. had sole dispositive power over 7,032,890 shares of common stock, sole voting power over 6,971,186 shares of common stock and shared dispositive and shared voting power over no shares of common stock.

(2)

Based on information contained in Schedule 13G/A dated February 13, 2024, filed on February 13, 2024. The Schedule 13G/A reported that The Vanguard Group, Inc. had sole dispositive power over 5,259,828 shares of common stock, shared dispositive power over 140,092 shares of common stock, shared voting power over 97,930 shares of common stock and sole voting power over no shares of common stock.

(3)

Based on information contained in Schedule 13G/A dated July 9, 2024, filed on July 10, 2024. The Schedule 13G/A reported that FMR LLC had sole dispositive power over 4,064,415 shares of common stock, sole voting power over 4,061,279 shares of common stock, and shared dispositive and shared voting power over no shares of common stock. The Schedule 13G/A also reported that Abigail P. Johnson (the Chairman and Chief Executive Officer, and a director, of FMR LLC) had sole dispositive power over 4,064,415 shares of common stock, sole voting power, shared dispositive and voting power over no shares of common stock. Ms. Johnson, together with other members of the Johnson family, own (directly or through trusts) Series B voting common shares of FMR LLC representing 49% of the voting power of FMR LLC.

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(4)

Based on information contained in Schedule 13G dated February 14, 2024, filed on February 14, 2024. The Schedule 13G reported that Holocene Advisors, LP had shared dispositive and shared voting power over 2,712,263 shares of common stock, and sole dispositive and sole voting power over no shares of common stock. The Schedule 13G also reported that J. Brandon Haley (the Founder and Chief Executive Officer of Holocene Advisors, LP) had shared dispositive and shared voting power over 2,712,263 shares of common stock, and sole dispositive and sole voting power over no shares of common stock.

(5)	Not applicable.
(6)

We determined beneficial ownership in accordance with the rules of the SEC. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

(7)

Our list includes shares of common stock that may be acquired by exercise of options vested, or vesting within 60 days of September 9, 2024, under one of the following plans: i) Stock Option and Incentive Plan and ii) 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants, as applicable.

(8)	Messrs. DePinto, Giles, Hochman, Katzman, Liberio and Ranade, and Mms. Allen, Davis, Edelman and Hood own no stock options.
(9)	In addition to Mr. Hochman who also serves as a director and Joseph G. Taylor who retired from the Company on September 6, 2024.
(10)

Messrs. Bertolone, Felix and Taylor own no stock options. Ms. White owns 8,863 stock options, all of which have vested, or will vest, within 60 days of September 9, 2024. All Executive Officers and Directors as a Group own 39,251 stock options, all of which have vested, or will vest, within 60 days of September 9, 2024.

(11)	These percentages are based on number of outstanding shares of common stock as of September 9, 2024 (44,756,347 shares).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As reflected in the Board’s Corporate Governance Guidelines and Audit Committee charter, the Audit Committee is currently responsible for reviewing all related person transactions, as defined in applicable SEC rules, and overseeing other related party transactions governed by applicable accounting standards. It is our practice to avoid related party transactions (except those which are employment related), as defined in applicable SEC rules and applicable accounting standards where possible. The Board or the Audit Committee will prohibit any such transaction if it is found to be inconsistent with the interests of the Company and its shareholders. If we believe we should enter into any such transactions, we will do so on terms no less favorable to us than we could obtain from third parties, and such transactions will be approved by a majority of the disinterested directors of the Board or the Audit Committee. There were no transactions required to be reported under Item 404 of the SEC’s Regulation S-K since the beginning of the last fiscal year.

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FAQs ABOUT THE MEETING AND VOTING

Why did you send this Proxy Statement to me?

The Board of Directors of the Company is soliciting the enclosed proxy to be used at the Annual Meeting on November 6, 2024, at 9:00 a.m. (CST), and at any adjournment or postponement of that meeting. We anticipate that this Proxy Statement, the Annual Report, and the accompanying proxy will be posted on or about September 27, 2024, to our website at www.proxydocs.com/EAT, and the Notice of Internet Availability of Proxy Materials will be mailed on or about September 27, 2024, to all shareholders entitled to vote at the Annual Meeting.

Can I attend the Annual Meeting?

We have adopted a virtual format for our 2024 Annual Meeting. In order to attend the Annual Meeting, you must visit www.proxydocs.com/EAT and enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you may also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the attendance process. If the shares you own are held in “street name” by a bank or brokerage firm, please refer to the question below “Can I vote if my shares are held in “street name”?”

We encourage you to access the Annual Meeting before it begins. Online check-in will be available approximately 15 minutes before the Annual Meeting starts. Upon entry of your control number and other required information, you will receive further instructions allowing you to attend and participate at the Annual Meeting, submit questions, and vote at the virtual Annual Meeting. If you encounter any technical difficulties accessing the meeting during the check-in or meeting time, please call the technical support number posted on the virtual web portal log-in page. Technical support will be available beginning at 8:30 a.m. Central Time on November 6, 2024, and will remain available until the meeting has ended.

We are committed to affording shareholders the same rights and opportunities to participate as they would at an in-person meeting. We will try to answer as many shareholder-submitted questions during the live audio-only webcast as time permits that comply with the meeting rules of conduct, which will be available to all virtual participants attending the Annual Meeting. However, we reserve the right to edit profanity or other inappropriate language, or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Questions submitted and relevant to meeting matters that we do not have time to answer during the meeting will be posted to our investor relations website within a reasonably practical time following the Annual Meeting.

What is the purpose of the Annual Meeting?

The purpose of the meeting is to:

•	Elect ten (10) directors (Pages 4-8);
•	Vote on the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2025 Fiscal Year (Page 9);
•	Cast an advisory vote to approve executive compensation (Page 10);
•	Vote on the approval of the Company’s 2024 Stock Option and Incentive Plan (Pages 11-17); and
•	Conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

Why am I being asked to review materials online?

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders online, rather than mailing printed copies of those materials to each shareholder. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials online. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to shareholders on or about September 27, 2024.

How many votes do I have?

If you were a shareholder of the Company at the close of business on September 9, 2024, then you are entitled to vote at the Annual Meeting. You are entitled to one vote for each share of the Company’s common stock you own as of that date. At the close of business on September 9, 2024, 44,756,347 shares of the Company’s common stock were outstanding and eligible to vote.

If the shares you own are held in “street name” by a bank or brokerage firm, please refer to the below FAQ of “Can I vote if my shares are held in “street name”?”

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How do I vote prior to the Annual Meeting?

Whether you plan to participate in the Annual Meeting or not, we encourage you to follow the instructions on the Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. You may vote:

•

Online at www.proxypush.com/EAT by using your control number to access the site (you may find this number on your Notice of Internet Availability of Proxy Materials or proxy card (if you are a shareholder of record), or by following the instructions on your voting instruction form (if your shares are held in street name) that you received from your bank or brokerage firm);

•

By phone, dial the toll-free number (866-785-4032) and enter your control number to access the site (you may find this number on your Notice of Internet Availability of Proxy Materials or proxy card (if you are a shareholder of record), or follow instructions on your voting instruction form or notice (if your shares are held in street name)); and

•	By requesting, completing and mailing a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials, or voting instruction form.

May I revoke my proxy?

You may change your vote or revoke your proxy any time before the Annual Meeting by:

•	Returning another proxy card with a later date;
•	Sending written notification of revocation to the Corporate Secretary at our principal executive office at 3000 Olympus Blvd., Dallas, Texas 75019;
•	Entering a later vote by telephone or online; or
•	Attending the Annual Meeting and voting.

You should be aware that simply attending the Annual Meeting will not automatically revoke your previously submitted proxy. If you desire to do so, you must notify an authorized Brinker representative at the Annual Meeting of your desire to revoke your proxy and then you must vote at the Annual Meeting.

Who pays for the solicitation of proxies and how are they solicited?

We pay the entire cost of the solicitation of these proxies. This cost includes preparation, assembly, printing, and mailing of this Proxy Statement and any other information we send to you. We may supplement our efforts to solicit your proxy in the following ways:

•	We may contact you using the telephone or electronic communication;
•	Our directors, officers, or other regular employees may contact you personally; or
•	We may hire agents for the sole purpose of contacting you regarding the proxy.

If we hire soliciting agents, we will pay them a reasonable fee for their services. We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, the bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If the bank or brokerage firm does not receive specific instructions, the bank or brokerage firm may in some cases vote your shares in its discretion but is not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the Annual Meeting. If you do not provide voting instructions and the bank or brokerage firm elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the bank or brokerage firm does not vote. If you are a street name shareholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank, or other nominee on how to vote your shares. Street name shareholders should generally be able to vote by returning the voting instruction card to their broker, bank, or other nominee, or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank or other nominee. If you want to vote virtually online during the Annual Meeting, you may be required to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the Annual Meeting. Further voting instructions will be provided to you via email and/or through instructions found on the voting instructions provided by your broker, bank, or other nominee.

How do I vote if my shares are held in the Company’s 401(k) Plan?

If all or some of the shares you own are held through the Company’s 401(k) Plan, you may vote by phone or online by 11:59 p.m., EST, on November 6, 2024, or the Company’s agent must receive your paper proxy card on or before November 6, 2024.

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What is “householding”?

If you and others in your household own your shares in street name, you may receive only one copy of this Proxy Statement and the Fiscal 2024 Annual Report or of the Notice of Internet Availability of Proxy Materials. This practice is known as “householding.” If you hold your shares in street name and would like additional copies of these materials, please contact us by mail at Brinker International, Inc., 3000 Olympus Blvd., Dallas, Texas 75019, Attn: Investor Relations, or by email at Investor.Relations@brinker.com or by phone at 972-980-9917, and we will promptly deliver a separate copy of these materials to you. If you receive multiple copies and would prefer to receive only one set of these materials, please also contact your bank or broker. Brinker does not currently use householding for owners of record and will send notice to all owners of record before using householding. By using this method, we seek to give all owners of record the opportunity to continue to receive multiple copies of these materials in the same household.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each proposal?

•	Proposal 1: Elect Ten Directors

Each of the ten nominees for director will be elected if the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election. Shareholders do not have cumulative voting rights with respect to the election of directors.

•	Proposal 2: Ratify Selection of Independent Registered Public Accounting Firm for the 2025 Fiscal Year

The affirmative vote of a majority of votes cast is required to approve this proposal.

•	Proposal 3: Advisory Vote to Approve Executive Compensation

The affirmative vote of a majority of votes cast is required for the approval, in an advisory, non-binding vote, of the compensation of the NEOs of the Company.

•	Proposal 4: Approval of the Company’s 2024 Stock Option and Incentive Plan

The affirmative vote of a majority of votes cast is required to approve this proposal.

What effect will abstentions have on the outcome of each proposal?

Abstentions will have no effect on the outcome of the proposals at the Annual Meeting.

What effect will broker non-votes have on the outcome of each proposal?

Broker non-votes, if any, will have no effect on the outcome of the proposals at the Annual Meeting.

How will my proxy get voted?

If you vote over the phone or online, or properly fill in, execute, and return a paper proxy card (if requested), the designated Proxies (Kevin D. Hochman and Christopher L. Green) will vote your shares as you have directed. If you submit an executed paper proxy card, but do not make specific choices, the designated Proxies will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” election of each of the ten nominees for director;
•	“FOR” ratification of KPMG LLP as our independent registered public accounting firm for the 2025 Fiscal Year;
•	“FOR” approval in an advisory, non-binding vote of the compensation of our NEOs;
•	“FOR” approval of the Company’s 2024 Stock Option and Incentive Plan.

How will voting on “any other business” be conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any additional business is properly brought before the Annual Meeting, your signed or electronically transmitted proxy card gives authority to the designated Proxies to vote on such matters in their discretion.

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Who will count the votes?

We have hired a third party, Mediant Communications, to judge voting, determine whether a quorum is present, and tabulate votes cast by proxy or at the Annual Meeting.

Where can I find voting results of the meeting?

We will announce general voting results at the meeting and publish final detailed voting results in a Form 8-K filed with the SEC within four business days following the meeting.

How do I submit a proposal to be included in the Proxy Statement for next year’s annual meeting?

If you intend to present a proposal to be included in our Proxy Statement and proxy relating to the 2025 Annual Meeting, the Company must receive the proposal at its principal executive office no later than the close of business (6:00 p.m. Central Time) on May 30, 2025. The proposal must comply with Rule 14a-8 under the Exchange Act and should be addressed to the Corporate Secretary, Brinker International, Inc., 3000 Olympus Blvd., Dallas, Texas 75019.

How do I submit a proposal or director nomination to be presented at the 2025 Annual Meeting?

If you intend to present a proposal for other business or a nomination for election to the Board of Directors at the 2025 Annual Meeting that will not be included in the Proxy Statement pursuant to Rule 14a-8, you must comply with the requirements set forth in the bylaws (which includes information required under Rule 14a-19). Among other requirements, you must give timely notice to the Corporate Secretary, Brinker International, Inc., 3000 Olympus Blvd., Dallas, Texas 75019. To be timely for the 2025 Annual Meeting, the shareholder’s notice must be delivered or mailed and received by the Corporate Secretary no earlier than July 9, 2025, and no later than August 8, 2025. However, if the date of the 2025 Annual Meeting is more than 30 days before or after the anniversary date of this year’s Annual Meeting, the shareholder’s notice must be received by the Corporate Secretary no later than the close of business on the tenth calendar day following the first public announcement of the date of the 2025 Annual Meeting. Failure to comply with these and other applicable requirements may result in a nomination or proposal of other business being disregarded pursuant to our bylaws.

If you need a copy of the bylaws, you may obtain them free of charge from the Corporate Secretary or you may find them in the Company’s public filings with the SEC. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy solicitation material.

How can I communicate with the Board of Directors?

If you or any interested party wishes to communicate with the Board of Directors, as a group, or with an individual director, such communication may be directed to the appropriate group or individual in care of the Chief Legal Officer, Brinker International, Inc., 3000 Olympus Blvd., Dallas, Texas 75019. Your Board of Directors has instructed the Chief Legal Officer to review and forward such communications to the appropriate person or persons for response. The Chief Legal Officer will screen correspondence directed to multiple Directors or the full Board in order to forward it to the most appropriate person or persons for response, and the Chief Legal Officer may dispose of advertisements and solicitations. Communications that relate to our accounting, internal accounting controls or auditing matters are referred to our Audit Committee Chair.

How can I access Brinker’s proxy materials and annual report electronically?

You can access the Company’s Proxy Statement, Fiscal 2024 Annual Report on Form 10-K and Fiscal 2024 Annual Report at www.brinker.com. You may simply click on the “Investors” tab on the home page, and then the “Financial Info” link in the red banner near the top of the page; the SEC Filings section of our website will be available for your usage. We will also provide you free copies of these documents if you send a written request to the Company’s Corporate Secretary, Dan Fuller, at 3000 Olympus Blvd., Dallas, Texas 75019. If you received a Notice of Internet Availability of Proxy Materials, you may also access this information at the website described in the Notice. We also file and furnish our annual, quarterly and current reports and other information, including proxy statements, with the SEC. Our SEC filings are available to the public in the SEC’s website at www.sec.gov. The Fiscal 2024 Annual Report and the Form 10-K accompany this Proxy Statement but are not considered part of the proxy soliciting materials.

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How long may I rely upon the information in this Proxy Statement? May I rely upon other materials as well regarding the Annual Meeting?

You should rely upon the information contained in this Proxy Statement to vote on the proposals at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated September 27, 2024. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, unless indicated otherwise in this Proxy Statement, and the mailing of the Proxy Statement to you shall not create any implication to the contrary. We would encourage you to check our website or the SEC’s website for any updates that we may make between the date of this Proxy Statement and date of the Annual Meeting.

MISCELLANEOUS

The Annual Report to Shareholders of the Company, including our Form 10-K for the fiscal year ended June 26, 2024 accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

By Order of the Board of Directors,

DANIEL S. FULLER

Secretary

Dallas, Texas

September 27, 2024

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APPENDIX A

BRINKER INTERNATIONAL, INC.

2024 STOCK OPTION AND INCENTIVE PLAN

SECTION 1

GENERAL

1.1 Purpose. The Brinker International, Inc. 2024 Stock Option and Incentive Plan (the “Plan”) has been established by Brinker International, Inc. (the “Company”) to: (a) attract and retain persons eligible to participate in the Plan; (b) motivate Participants, by means of appropriate incentives, to achieve the Company’s goals; (c) provide incentive compensation opportunities that are competitive with those of other similar companies; and (d) further align Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and the Related Companies, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

1.2 Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Employees, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards outstanding under the Plan, or any other plan or arrangement of the Company or a Related Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Related Company).

1.3 Operation, Administration and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 4 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 8 of the Plan).

SECTION 2

OPTIONS AND SARS

2.1 Definitions.

(a) The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Options granted under this Section 2 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee. An “Incentive Stock Option” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code. A “Non-Qualified Stock Option” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

(b) A stock appreciation right (a “SAR”) entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 2.5), value equal to all or a portion of the excess of: (i) the Fair Market Value of a specified number of shares of Stock at the time of exercise over (ii) an Exercise Price established by the Committee.

2.2 Exercise Price. The “Exercise Price” of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted, except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock as of the date on which the Option or SAR is granted.

2.3 Exercise. Options and SARs shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. The maximum time period for any Option or SAR to be exercised shall be 10 years from the date of grant.

2.4 Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a) Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in subsection 2.4(c), payment may be made as soon as practicable after the exercise).

(b) The Exercise Price shall be payable in cash, by withholding shares of Stock otherwise deliverable upon exercise, or by tendering shares of Stock (by either actual delivery of shares or by attestation, with such shares valued at Fair Market Value as of the day of exercise), or in any combination thereof, as determined by the Committee.

(c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

2.5 Settlement of Award. The issuance of shares of Stock upon or following the exercise of an Option or SAR shall be subject to such conditions, restrictions and contingencies as the Committee may establish. These may include continuous service requirements and/or

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the achievement of performance measures. Settlement of SARs may be made in shares of Stock (valued at their Fair Market Value at the time of exercise), in cash, or in a combination thereof, as determined in the discretion of the Committee. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option or a SAR as the Committee determines to be desirable.

2.6 Incentive Stock Options. Notwithstanding anything to the contrary in this Section 2, in the case of the grant of an Incentive Stock Option, if the Participant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company, the exercise price of such Option must be at least 110% of the Fair Market Value of the shares of Stock on the date of grant and the Option must expire within a period of not more than five years from the date of grant. Notwithstanding anything in this Section 2 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Non-Qualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of shares of Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any of the Company’s subsidiary corporations (as defined in Section 424(f) of the Code)) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three months (or such other period of time provided in Section 422 of the Code) of separation of service (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder).

2.7 No Reload Grants. Options shall not be granted under the Plan in consideration for, and shall not be conditioned upon the delivery of, shares of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

SECTION 3

OTHER STOCK AWARDS

3.1 Definition. A Stock Award is a grant of shares of Stock or of a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future. The grant of a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future may be done in such form as the Committee determines, including, without limitation, restricted shares, performance shares or restricted stock units.

3.2 Restrictions on Stock Awards. Each Stock Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service requirements and/or the achievement of performance measures. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on absolute Company or business unit performance and/or on performance as compared with that of other publicly traded companies.

SECTION 4

OPERATION AND ADMINISTRATION

4.1 Effective Date and Term. The Plan shall be effective as of November 6, 2024 (the “Effective Date”), shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Incentive Stock Option may be granted hereunder following September 20, 2034.

4.2 Shares Subject to Plan.

(a)

(i) Subject to the following provisions of this subsection 4.2, the maximum number shares of Stock that may be issued under the Plan shall be equal to the sum of: (1) 3,515,000 shares of Stock and (2) any shares of Stock that are represented by awards granted under any Prior Plan which are forfeited, expire or are canceled without delivery of shares of Stock or which otherwise result in the forfeiture of shares of Stock back to the Company.

(ii) Any shares of Stock subject to an Award under the Plan that are forfeited because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(iii) Shares of Stock delivered under the Plan in settlement, assumption or substitution of outstanding awards (or obligation to grant future awards) under the plans or arrangements of another entity shall not reduce the maximum number of shares of Stock available for delivery under the Plan, to the extent that such settlement, assumption or substitution is as a result of the Company or a Related Company acquiring or combining with such other entity (or an interest in such entity). Additionally, in the event that a company acquired by the Company or a Related Company, or with which the Company or a Related Company combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the

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extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock authorized for issuance under the Plan; provided that, Awards using such available shares (1) shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, (2) shall only be made to individuals who were not employees or service providers of the Company or any Related Company at the time of such acquisition or combination, and (3) shall comply with the requirements of any securities exchange or similar entity on which the Stock is traded, listed or quoted.

(iv) Notwithstanding the foregoing, the following shares of Stock shall not be available for issuance under the Plan:

(1) shares tendered by Participants as full or partial payment to the Company upon exercise of Options granted under the Plan (or options granted under the Prior Plan);

(2) shares reserved for issuance for each SAR granted under the Plan (or stock appreciation right granted under the Prior Plan), to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of each such SAR (or stock appreciation right granted under the Prior Plan);

(3) shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on a Stock Award or the exercise of any Options or SARs granted under the Plan (or upon the lapse of restrictions on a stock award or the exercise of any options or stock appreciation rights granted under the Prior Plan) or upon any other payment or issuance of shares under the Plan (or the Prior Plan); and

(4) shares repurchased on the open market with the proceeds of an Option exercise (or option exercise under the Prior Plan).

(v) Subject to paragraph 4.2(c), the maximum number of shares of Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under the Plan shall be 3,515,000 shares.

(b) Subject to the provisions of Section 6 hereof, in the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (i) the number and kind of shares which may be delivered under the Plan; (ii) the number and kind of shares subject to outstanding Awards; and (iii) the Exercise Price of outstanding Options and SARs as well as any other adjustments that the Committee determines to be equitable.

4.3 Limits on Issuances. Issuances of shares of Stock or distributions of other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange or similar entity.

4.4 Tax Withholding. Whenever the Company proposes or is required to distribute Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever an Award under the Plan is settled through payments to be made in cash, such payments may be net of an amount sufficient to satisfy any federal, state and local tax withholding requirements.

4.5 Payment Shares. Subject to the overall limitation on the number of shares of Stock that may be issued under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Related Company, including the plans and arrangements of another entity acquired, in whole or in part, by the Company or a Related Entity.

4.6 Dividends and Dividend Equivalents. An Award may provide the Participant with the right to accrue dividends or dividend equivalent payments with respect to Stock that underlies the Award, which dividends or dividend equivalent payments shall be credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements shall be subject to the same conditions, restrictions and contingencies as the Award in respect of which the dividends or dividend equivalents accrue and shall only be settled as and when the related Award is settled, and any such crediting of dividends or dividend equivalents, may be subject to such

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other conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents. Options and SARs granted under the Plan may not accrue or receive dividends or dividend equivalents until the Participant has become the holder of record of the shares of Stock subject to the Award of Options or SARs.

4.7 Settlement of Awards. Awards may be settled through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or a combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Stock issued under an Award, including (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (d) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations. The Committee may permit or require the deferral of any Stock Award payment, subject to such rules and procedures as it may establish, which may include, without limitation, provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents, or rules and procedures intended to comply with Section 409A of the Code.

4.8 Transferability. Awards under the Plan may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option and SAR shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, (a) outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee and (b) as permitted by the Committee, a Participant may transfer or assign an Award as a gift to any “family member” (as such term is defined for purposes of the Registration Statement on Form S-8) (an “Assignee Entity”), provided that such Assignee Entity shall be entitled to exercise assigned Options and SAR only during the lifetime of the assigning Participant (or following the assigning Participant’s death, by the Participant’s beneficiaries or as otherwise permitted by the Committee) and provided further that such Assignee Entity shall not further sell, pledge, transfer, assign or otherwise alienate or hypothecate such Award.

4.9 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

4.10 Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company (an “Award Agreement”) in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

4.11 Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which the Participant fulfills all conditions established by the Committee in respect of the Award and becomes the holder of record of the shares of Stock issued in settlement of the Award.

4.12 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

4.13 Action by Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors, or by action of one or more members of the board of directors (including a committee of the board of directors) who are duly authorized to act for the board of directors, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the company.

4.14 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

4.15 Compliance with Section 409A of the Code. To the extent applicable, it is intended that the Plan and any Awards granted hereunder are exempt from Section 409A of the Code or are structured in a manner that would not cause a Participant to be subject to taxes

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and interest pursuant to Section 409A of the Code. The Plan and any Awards granted hereunder shall be construed and interpreted in a manner consistent with such intent. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant.

4.16 Minimum Vesting Requirement. Except in the case of death, disability, involuntary termination, Retirement or a Change in Control, in no event shall the vesting schedule of an Award provide that any portion of such Award will vest prior to the first anniversary of the grant date; provided, however, that up to an aggregate of 5% of the maximum number shares of Stock that may be delivered to Participants and their beneficiaries under the Plan may be issued without regard to the foregoing requirements.

4.17 Recoupment. Awards granted under the Plan are subject to recoupment pursuant to the Company’s Compensation Recoupment (Clawback) Policy and any other applicable clawback or recoupment policy that the Company adopts, as in effect from time to time, and participants shall promptly make any reimbursement requested by the Board or Committee pursuant to such policy with respect to any Award. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between any Participant and the Company.

SECTION 5

COMMITTEE

5.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Compensation Committee of the Board (the “Committee”) in accordance with this Section 5. The Committee shall be selected by the Board and shall consist of two or more members of the Board.

5.2 Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, including, and subject to, the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to (i) select from among the Eligible Employees those persons who shall receive Awards, (ii) determine the time or times of receipt, (iii) determine the types of Awards and the number of shares covered by the Awards, (iv) establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (v) (subject to the restrictions imposed by Section 7) cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contributions to the Company’s success and such other factors as the Committee deems relevant.

(b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States, including through the establishment of sub-plans to comply with applicable foreign law or to recognize differences in local law, currency or tax policy.

(c) The Committee will have the authority and discretion to (i) interpret the Plan, (ii) establish, amend, and rescind any rules and regulations relating to the Plan, (iii) determine the terms and provisions of any agreements made pursuant to the Plan, and (iv) make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.

(e) Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted and is expressly stated in the Award Agreement reflecting the Award).

5.3 Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Stock is then listed and subject to the prior approval of the Board, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, provided that any such allocation or delegation may be revoked by the Committee at any time.

5.4 Liability. The Company, each Related Company, the Board, the Committee and any delegate thereof shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Stock hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, vesting, exercise or settlement of any Award granted hereunder.

SECTION 6

ACCELERATION OF EXERCISABILITY

AND VESTING UNDER CERTAIN CIRCUMSTANCES

The Committee may accelerate vesting of Awards, in whole or in part, under such circumstances as the Committee deems appropriate, including in the event of death, disability, involuntary termination or Retirement of the Participant.

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Notwithstanding any provision in this Plan to the contrary, unless the particular Award Agreement provides otherwise, the Awards will not become immediately exercisable and vested in full upon the occurrence of a Change in Control (as defined below, unless otherwise provided in the applicable Award Agreements) unless the Awards are not assumed or replaced with comparable awards by the acquiring entity or cease to remain outstanding immediately following the Change in Control.

Unless otherwise provided in an Award Agreement, the events below constitute a “Change in Control”:

(a) a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or

(b) the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly (including as a result of any merger or business combination), of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or

(c) the failure at any annual or special meetings of the Company’s shareholders held during the three-year period following a “solicitation in opposition” as defined in Rule 14a-6 promulgated under the Exchange Act of a majority of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the Board (such majority calculated based upon the total number of persons nominated by the Company failing to win election to seats on the Board divided by the total number of Board members of the Board as of the beginning of such three year period), excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.

SECTION 7

AMENDMENT AND TERMINATION

The Committee may, at any time, amend or terminate the Plan, provided that, subject to subsection 4.2 (relating to certain adjustments to shares) and Section 6 hereof (relating to immediate vesting upon certain events), no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), materially and adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Committee. Notwithstanding anything herein to the contrary, no amendment to the Plan may be adopted without the approval of the Company’s shareholders that would (a) materially increase the number of shares of Stock available for issuance under the Plan (other than an increase solely to reflect a reorganization, stock split, merger, spin-off or similar transaction), (b) change the types of Awards available under the Plan, (c) materially expand the class of persons eligible to receive Awards under or otherwise participate in the Plan, (d) materially extend the term of the Plan, (e) materially change the method of determining the Exercise Price of Options under the Plan, (f) reduce the Exercise Price of an Option or SAR or take any other action that is treated as a repricing under generally accepted accounting principles or permit a cash buyout of underwater Options or SARs, or (g) permit the grant of an Option, SAR or Stock Award for, or in connection with, the cancellation or surrender of an Option or SAR granted under the Plan having a higher Exercise Price.

SECTION 8

DEFINED TERMS

For purposes of the Plan, the terms listed below shall be defined as follows:

(a) Award. The term “Award” shall mean any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options, SARs, and Stock Awards.

(b) Board. The term “Board” shall mean the Board of Directors of the Company.

(c) Code. The term “Code” means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder and any Department of Treasury and Internal Revenue Service interpretations thereof. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(d) Eligible Employee. The term “Eligible Employee” shall mean any employee of the Company or a Related Company.

(e) Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f) Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock, the following rules shall apply:

(i) If the Stock is at the time listed or admitted to trading on any stock exchange, then the “Fair Market Value” shall be the mean the closing price of the Stock on the date in question on the principal exchange on which the Stock is then listed or admitted to trading (or if such date is not a trading day, on the immediately preceding trading day).

(ii) If the Stock is not at the time listed or admitted to trading on a stock exchange, the “Fair Market Value” shall be the mean between the lowest reported bid price and highest reported asked price of the Stock on the date in question in the over-the-counter market as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market.

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(iii) If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the “Fair Market Value” shall be as determined in good faith by the Committee.

(g) Prior Plan. The term “Prior Plan” means the Brinker International, Inc. Stock Option and Incentive Plan.

(h) Related Companies. The term “Related Company” means any company during any period in which it is a “parent company” (as that term is defined in Code section 424(e)) with respect to the Company, or a “subsidiary corporation” (as that term is defined in Code section 424(f)) with respect to the Company.

(i) Retirement. The term “Retirement” means that a Participant voluntary resigns from the Company after meeting minimum requirements determined by the Committee, which requirements may include, among other things, satisfying a specified period of service with the Company, meeting minimum age requirements, providing minimum notice, or any combination of the foregoing.

(j) Stock. The term “Stock” shall mean shares of common stock of the Company.

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3000 Olympus Blvd., Dallas, TX 75019 • www.brinker.com

BRINKER INTERNATIONAL.P.O. BOX 8016, CARY, NC 27512-9903Your vote matters!Have your ballot ready and please use one of the methods below for easy voting:Your control numberHave the 12 digit control number located in the box above available when you access the website and follow the instructions.Scan QR for digital voting Brinker International, Inc. Annual Meeting of ShareholdersFor Shareholders of record as of September 9, 2024Wednesday, November 6, 2024 9:00 AM, Central Standard Time A live webcast of the Annual Meeting will be available online at www.proxydocs.com/EATYOUR VOTE IS IMPORTANT! VOTE BY: 9:00 AM, Central Standard Time, November 6, 2024.This proxy is being solicited on behalf of the Board of DirectorsThe undersigned hereby appoints Kevin D. Hochman and Christopher L. Green, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Brinker International, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDECopyright (C) 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

BRINKER INTERNATIONAL.Brinker International, Inc. Annual Meeting of ShareholdersPlease make your marks like this:The Board of Directors recommends you vote FOR each of the following nominees:PROPOSAL YOUR VOTE1. Election of DirectorsNominees: FOR AGAINST ABSTAIN1.01 Frances L. Allen FOR1.02 Cynthia L. Davis FOR1.03 Joseph M. DePinto FOR1.04 Harriet Edelman FOR1.05 William T. Giles FOR1.06 Kevin D. Hochman FOR1.07 Ramona T. Hood FOR1.08 James C. Katzman FOR1.09 Frank D. Liberio FOR1.10 Prashant N. Ranade FORBOARD OF DIRECTORS RECOMMENDSThe Board of Directors recommends you vote FOR proposals 2, 3 and 4.2. Ratification of the appointment of KPMG LLP as our Independent Registered Public AccountingFirm for the fiscal year 20253. Advisory Vote to Approve Executive Compensation4. Approval of the Company's 2024 Stock Option & Incentive PlanFOR AGAINST ABSTAIN FOR FOR FORTo attend the meeting and participate visit www.proxydocs.com/EATAuthorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.Signature (and Title if applicable) Date Signature (if held jointly) Date